                                                                   EXHIBIT 10.27



                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement ("Agreement") is made as of January
15, 1998 ("Effective Date"), by and among JAMES CARR, an individual ("Seller"), WESTBROOKE COMMUNITIES, INC., a Florida corporation, WESTBROOKE AT WEST LAKE, INC., a Florida corporation, WESTBROOKE AT WINSTON TRAILS, INC., a Florida corporation, WESTBROOKE AT PEMBROKE PINES, INC., a Florida corporation, and WESTBROOKE AT OAK RIDGE, INC., a Florida corporation (each of such companies individually referred to as an "Acquired Company" and collectively referred to as the "Acquired Companies"), HAROLD L. EISENACHER, LEONARD R. CHERNYS AND DIANA IBARRIA (each of such three individuals individually referred to as a "Key Employee" and collectively referred to as the "Key Employees"), THE WESTBROOKE PARTNERSHIP, a Florida general partnership (the "Partnership"), PACIFIC USA HOLDINGS CORP., a Texas corporation ("Pacific USA"), NEWMARK HOMES CORP., a Nevada corporation ("Newmark") and WESTBROOKE ACQUISITION CORP., a Florida corporation ("Buyer").

                                    RECITALS

         The Acquired Companies and the Key Employees collectively own, or will at Closing collectively own, one hundred percent (100%) of the outstanding partnership or other equity interests in the Partnership;

         Seller owns one hundred percent (100%) of the issued and outstanding shares of capital stock of each Acquired Company (the "Shares");

         Seller desires to sell, and Buyer desires to purchase, all of the Shares, for the consideration and on the terms set forth in this Agreement; and

         The Key Employees and Buyer desire to enter into the "Option" and the "Buyer's Option (as defined herein), pursuant to which, if exercised, the Key Employees shall sell and Buyer shall purchase all of the partnership interests or other equity interests in the Partnership owned by the Key Employees (the "KE Partnership Interests"), for the consideration and on the terms set forth in this Agreement.

                                   AGREEMENT

         The parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1:

         "ACQUIRED COMPANIES"---Westbrooke Communities, Inc., a Florida corporation, Westbrooke at West Lake, Inc., a Florida corporation, Westbrooke at Winston Trails, Inc., a Florida corporation, Westbrooke at Pembroke Pines, Inc., a Florida corporation, and Westbrooke at Oak Ridge, Inc., a Florida corporation.

         "ADJUSTMENT AMOUNT"--as defined in Section 2.6.

         "ADJUSTMENT NOTE"--as defined in Section 2.7(b).

         "ADLER COMPANIES"--The Adler Companies, Inc., and Adro Construction, Inc., both Florida corporations, each a wholly owned Subsidiary of Newmark, and any of their Subsidiaries.

         "APPLICABLE CONTRACT"--any Contract (a) under which the Partnership or any Acquired Company has or may acquire any rights, (b) under which the Partnership or any Acquired Company has or may become subject to any obligation or liability, or (c) by which the Partnership or any Acquired Company or any of the assets owned or used by the Partnership or any Acquired Company is or may become bound.

         "APPLICABLE LAND CONTRACTS"--as defined in Section 3.17(a)(xv).

         "APPLICABLE LOAN CONTRACTS"--as defined in Section 3.17(a)(xvi).

         "ARBITRATION COVENANT"--as defined in Section 12.17.

         "ATHENA" -- Athena Westbrooke Investors, L.P., a Delaware limited partnership, and a general partner of the Partnership.

         "ATHENA REDEMPTION"--as defined in Section 2.3.

         "ATHENA REDEMPTION AGREEMENT" -- as defined in Section 2.3(a).

         "ATHENA RELEASE" -- as defined in Section 2.5(a)(v).

         "BALANCE SHEET"--as defined in Section 3.4.

         "BEST EFFORTS"--the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that an obligation to use Best Efforts under this Agreement does not require the Person subject to that obligation to take actions that would result in a Material Adverse Effect in the benefits to such Person of this Agreement and the Contemplated Transactions.

         "BREACH"--a "Breach" of a representation, warranty, covenant, obligation, or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, or other provision.

         "BUY NOTICE"--as defined in Section 10.10(a).

         "BUYER"-- Westbrooke Acquisition Corp., a Florida corporation, a wholly owned subsidiary of Newmark.

         "BUYER'S CERTIFICATE"--as defined in Section 2.5(c)(vi).

         "BUYER'S OPTION"--as defined in Section 10.10.

         "BUYER'S STOCK POWERS"--as defined in Section 2.5(c)(v).

         "CAPITAL PURCHASE PRICE"--as defined in Section 10.10(b).

         "CERTIFICATE OF REDEMPTION" -- as defined in Section 2.5(a)(v).

         "CLOSING"--as defined in Section 2.4.

         "CLOSING DATE"--the date and time as of which the Closing actually takes place.

         "CLOSING FINANCIAL STATEMENTS"--as defined in Section 2.7(a).

         "COMBINED FINANCIAL STATEMENTS" -- the combined financial statements of the Acquired Companies, with the accounts of the Partnership consolidated therein.

         "CONSENT"--any approval, consent, ratification, waiver, or other authorization (including any Governmental Authorization).

         "CONTEMPLATED TRANSACTIONS"--all of the transactions contemplated by this Agreement and the documents, instruments and agreements delivered in connection with or under this Agreement, including without limitation:

         (a)     the sale of the Shares by Seller to Buyer;

         (b) the execution, delivery, and performance of the Take-Out Loan, the Take-Out LOC, the Athena Redemption, the Loan Satisfaction, the Promissory Notes, the Athena Redemption Agreement, the New Partners Agreement, the Loan Satisfaction Agreement, the Adjustment Note, if any, the Seller Adjustment Note, if any, the Replacement Note, the Pacific USA Guaranty, the Pledge Agreement, the Substitute LOC, the Seller Employment Agreement, the KE Employment Agreements, the Seller Noncompetition Agreement, the KE Noncompetition Agreements, the Seller Release, the KE First Releases and the KE Second Releases;

         (c) the performance by all parties hereto, of their respective covenants and obligations under this Agreement and the documents, instruments and agreements delivered in connection with or under this Agreement;

         (d) the grant of the Option to each of the Key Employees and Buyer's acquisition and ownership of the KE Partnership Interests to the extent that each Key Employee exercises his or her Option and, in that event, the execution, delivery and performance of the instruments required to be executed at the Option Closing; and

         (e) Buyer's acquisition and ownership of the Shares and exercise of control over the Acquired Companies.

         "CONTRACT"--any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding on all parties thereto.

         "CUMULATIVE NET INCOME" -- as defined in Section 2.2(b)(1).

         "DAMAGES"--as defined in Section 11.2.

         "DISCLOSURE LETTER"--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

         "EMPLOYMENT AGREEMENTS"--the Seller Employment Agreement and the KE Employment Agreements.

         "ENCUMBRANCE"--any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

         "ENVIRONMENT"--soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins, and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

         "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES"--any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

         (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

         (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial, or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

         (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

         (d) any other compliance, corrective, investigative, or remedial actions required under Environmental Law or Occupational Safety and Health Law.

                 The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq., as amended ("CERCLA").

         "ENVIRONMENTAL LAW"--any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencement of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to levels deemed acceptable under legal tolerances (if any) the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products (including dwelling units constructed by the Partnership or any Acquired Company) are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e)     protecting resources, species, or ecological amenities;

         (f) reducing to levels deemed acceptable under legal tolerances (if any) the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention, all to the extent of legal tolerances, if any; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "ERISA"--the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "ESCROW AGREEMENT (ADDITIONAL CONSIDERATION)"--as defined in Section 2.5(a)(xiii).

         "ESCROW AGREEMENT (SHARES)"--as defined in Section 2.5(a)(xi).

         "FACILITIES"--any real property, leaseholds, or other interests currently or formerly owned or operated by the Partnership or any Acquired Company and any buildings, plants, structures, equipment or other tangible properties or assets (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Partnership or any Acquired Company.

         "GAAP"--generally accepted United States accounting principles, applied on a basis consistent with the basis on which the Balance Sheet and the other financial statements referred to in Section 3.4 were prepared.

         "GOVERNMENTAL AUTHORIZATION"--any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

         "GOVERNMENTAL BODY"--any:

         (a) nation, state, county, city, town, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal);

         (d)     multi-national organization or body; or

         (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

         "HAZARDOUS ACTIVITY"--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that, by reason of such activities, may affect the value of the Facilities, the Partnership or the Acquired Companies.

         "HAZARDOUS MATERIALS"--any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

         "INACTIVE WESTBROOKE COMPANIES"--as defined in Section 2.5(a)(vi).

         "INTELLECTUAL PROPERTY ASSETS" --as defined in Section 3.22.

         "INTERIM BALANCE SHEET"--as defined in Section 3.4.

         "IRC"--the Internal Revenue Code of 1986 or any successor law, and rulings and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

         "IRS"--the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

         "KE ASSIGNMENT"--as defined in Section 10.1(a).

         "KE DISCLOSURE LETTERS"--the disclosure letters delivered by the Key Employees to Buyer concurrently with the execution and delivery of this Agreement.

         "KE EMPLOYMENT AGREEMENTS"--as defined in Section 2.5(b)(i).

         "KE NONCOMPETITION AGREEMENTS"--as defined in Section 2.5(b)(ii).

         "KE PARTNERSHIP INTERESTS"-- the partnership or other equity interests in the Partnership owned by the Key Employees on the Closing Date.

         "KE FIRST CERTIFICATE"--as defined in Section 2.5(b)(iii).

         "KE FIRST RELEASES"--as defined in Section 2.5(b)(vi).

         "KE SECOND CERTIFICATE"--as defined in Section 10.1(c).

         "KE SECOND RELEASES"--as defined in Section 10.1(b).

         "KEY EMPLOYEES"--Harold L. Eisenacher, Leonard R. Chernys and Diana Ibarria. The Key Employees are parties to this Agreement solely for purposes of Section 2.5(b), 10 and 12.4 hereof.

         "KNOWLEDGE"--an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

         (a) such individual is actually aware of such fact or other matter;

         (b) such individual has received written notice of such fact or other matter; or

         (c) such fact or other matter is ascertainable from a reasonable inquiry made in the Ordinary Course of Business regarding another fact or matter of which such individual is actually aware or has received written notice.

         A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor, or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Seller and each Key Employee will be deemed to have "Knowledge" of a particular fact or other matter if any one or more of them or any other employee of the Partnership or any of the Acquired Companies has, or at any time had, Knowledge of such fact or other matter (provided that such other employee's regular duties include or included responsibility for, or communication of, such fact or other matter).

         "LEGAL REQUIREMENT"--any federal, state, local, municipal, foreign, international, multinational, or other administrative or judicial Order, constitution, law, ordinance, principle of common law, regulation, ruling statute, or treaty.

         "LOAN SATISFACTION"--as defined in Section 2.3.

         "LOAN SATISFACTION AGREEMENT" -- as defined in Section 2.3(b).

         "MASTER DISCLOSURE LIST" -- as defined in Section 11.1.

         "MATERIAL ADVERSE EFFECT"-- for a specific Person, a change or effect on the business, operations, property, financial condition, prospects or assets of such Person, taken as a whole that is, or with the passage of time, will be materially adverse to the business, operations, property, financial condition, prospects or assets of such Person. With respect to the Partnership or any of the Acquired Companies, Material Adverse Effect shall mean a change or effect on the business or assets of the Partnership and the Acquired Companies, taken as a whole.

         "MORGAN GUARANTY RECEIPT" -- as defined in Section 2.5(a)(viii)

         "NET INCOME" -- as defined in Section 2.2(b)(3).

         "NEWMARK GUARANTY"--as defined in Section 2.7.

         "NEW PARTNERS AGREEMENT"--as defined in Section 10.1.

         "NONCOMPETITION AGREEMENTS"--the Seller Noncompetition Agreement and the KE Noncompetition Agreements.

         "NOTE AFFIDAVIT"--as defined in Section 2.5(a)(xii).

         "OCCUPATIONAL SAFETY AND HEALTH LAW"--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, and any governmental program and any program promulgated or sponsored by insurance companies furnishing coverage to the Partnership or any Acquired Company, that is designed to provide safe and healthful working conditions.

         "OPTION"--as defined in Section 10.

         "OPTION CLOSING"--as defined in Section 10.1.

         "OPTION CLOSING DATE"--as defined in Section 10.1.

         "OPTION PERIOD"--as defined in Section 10.1.

         "ORDER"--any award, decision, injunction, judgment, order, decree, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

         "ORDINARY COURSE OF BUSINESS"--an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

         (a) such action is reasonably consistent with the past practices of such Person from time to time and is taken in the ordinary course of the normal day-to-day operations of such Person; and

         (b) such action is similar in nature and magnitude to actions customarily taken, without any authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of such Persons.

         "ORGANIZATIONAL DOCUMENTS"--(a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership authority of a general partnership; (c) the limited partnership agreement, the certificate of limited partnership and affidavit of capital contributions of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

         "PACIFIC USA GUARANTY"--as defined in Section 2.5(c)(iii).

         "PARTNERSHIP AGREEMENT"--that certain Agreement of Partnership among the Acquired Companies, Athena, and the Inactive Westbrooke Companies, dated as of January 1, 1995.

         "PERSON"--any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company or limited liability partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

         "PROCEEDING"--any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

         "PROMISSORY NOTES"--means the Non-Negotiable Promissory Note as defined in Section 2.5(c)(i), the Negotiable Promissory Note as defined in Section 2.5(c)(ii), and any Replacement Note.

         "PUSA ENTITY"--as defined in Section 2.2(b)(3)(ix).

         "RELATED PERSON"--with respect to a specified individual:

         (a)     each other member of the specified individual's Family;

         (b) any Person that is directly or indirectly controlled by the specified individual or one or more members of the specified individual's Family;

         (c) any Person in which such individual or members of the specified individual's Family hold (individually or in the aggregate) a Material Interest; and

         (d) any Person with respect to which the specified individual or one or more members of such individual's Family serves as a director, officer, general partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with the specified Person;

         (b)     any Person that holds a Material Interest in the specified
                 Person;

         (c) each Person that serves as a director, officer, general partner, executor, or trustee of the specified Person (or in a similar capacity);

         (d)     any Person in which the specified Person holds a Material
                 Interest;

         (e) any Person with respect to which the specified Person serves as a general partner or trustee (or in a similar capacity); and

         (f) any Related Person of any individual described in clause (b) or (c).

         For purposes of this definition, (a) the "Family" of a specified individual includes (i) the specified individual, (ii) the specified individual's spouse, (iii) any other natural person who is related to the specified individual or the specified individual's spouse within the second degree, and (iv) any other natural person who resides with the specified individual, and (b) "Material Interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least 20% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 20% of the outstanding equity securities or equity interests in a Person.

         "RELEASE"--any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

         "RENEWAL LOC"--as defined in Section 2.8.

         "REPLACEMENT NOTE"--a negotiable Promissory Note to be issued by Buyer in replacement of the Non-Negotiable Promissory Note, in accordance with the provisions of Section 6.B.

         "REPRESENTATIVE"--with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including without limitation, legal counsel, accountants, and financial advisors.

         "RESTATED PARTNERSHIP AGREEMENT"--as defined in Section 2.5(b)(iv).

         "SALE CLOSING"--as defined in Section 10.10(c).

         "SECURITIES ACT"--the Securities Act of 1933, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SECURITIES EXCHANGE ACT"--the Securities Exchange Act of 1934, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

         "SELLER"--James M. Carr.

         "SELLER ADJUSTMENT NOTE"--as defined in Section 2.7(b).

         "SELLER'S CERTIFICATE"--as defined in Section 2.5(a)(viii).

         "SELLER'S CLOSING DOCUMENTS"--as defined in Section 3.2(a).

         "SELLER EMPLOYMENT AGREEMENT"--as defined in Section 2.5(a)(iii).

         "SELLER NONCOMPETITION AGREEMENT"--as defined in Section 2.5(a)(iv).

         "SELLER RELEASE"--as defined in Section 2.5(a)(ii).

         "SELLING KEY EMPLOYEE"--as defined in Section 10.10.

         "SHARE CERTIFICATES" -- as defined in Section 2.5(a)(1).

         "SHARES"-- as defined in the Recitals of this Agreement.

         "STATEMENT OF AUTHORITY"--as defined in Section 2.5(b)(v).

         "STOCK POWERS" -- as defined in Section 2.5(a)(1).

         "SUBSIDIARY" or "SUBSIDIARIES"--with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries.

         "SUBSTITUTE COLLATERAL"--as defined in Section 2.8.

         "SUBSTITUTE GUARANTEES"--as defined in Section 2.5(c)(xii).

         "SUBSTITUTE LOC"--as defined in Section 2.8.

         "TAKE-OUT LENDER" -- as defined in Section 2.3(c).

         "TAKE-OUT LOAN"--as defined in Section 2.3(c).

         "TAKE-OUT LOC"--as defined in Section 2.3(d).

         "TAXES"--shall mean all foreign, federal, state, county, local and other taxes, levies, impositions, deductions, charges and withholdings for which Seller, the Partnership or any Acquired Company is liable, including, without limitation, income or franchise taxes or other taxes imposed on or with respect to net income, or capital gain, gross receipts, profits, sales, use, occupation, value added, ad valorem, transfer, withholding, payroll, employment, excise or property taxes, and shall include any interest, penalties or additions thereto.

         "TAX RETURN"--any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

         "THREAT OF RELEASE"--a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

         "THREATENED"--a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that indicate that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future; provided that, for purposes of Section 3.15 hereof, a claim, Proceeding, dispute, action or other matter will be deemed to have been "Threatened" only if a demand or statement has been made in writing or a notice has been given in writing that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken, or otherwise pursued in the future.

2.       SALE AND TRANSFER OF SHARES; CLOSING

         2.1     Shares

                 Subject to the terms and conditions of this Agreement, at the Closing, Seller will sell and transfer the Shares to Buyer, and Buyer will purchase the Shares from Seller.

         2.2     Purchase Price

                 (a) The purchase price (the "Purchase Price") for the Shares will be TWELVE MILLION THREE HUNDRED FORTY-ONE THOUSAND DOLLARS ($12,341,000), plus the Adjustment Amount, and the Additional

                 Consideration. The Purchase Price (exclusive of the Additional Consideration) shall be paid by delivery of the Promissory Notes and, if applicable, the Adjustment Note.

                 (b) In addition to the consideration paid at the Closing, as set forth above, Buyer and Newmark jointly and severally agree, subject to the contingencies set forth below, to pay Seller additional consideration (herein called the "Additional Consideration") as set forth below. Seller's right to receive Additional Consideration shall be contingent, and shall be based upon the Net Income of the "Subject Entities" for a period of five (5) fiscal years commencing as of January 1, 1998 (individually, a "Calculation Year" and, collectively, the "Calculation Years"). The term "Subject Entities" means:
                 (x) the Acquired Companies and the Partnership, the Net Income of which shall be based upon their Combined Financial Statements; and (y) any other Person that is a member of the Pacific USA or Newmark consolidated group for financial accounting purposes and that is placed under Seller's operational control (which neither Buyer, Newmark nor Pacific USA shall have any obligation to do), subject to applicable restrictions in this Agreement and the Seller Employment Agreement, and provided that: (i) Seller and Buyer shall have executed an amendment to this Agreement acknowledging the application of this Section to such other Person; and (ii) the Net Income of such other Person shall be considered only to the extent that such Net Income is included in the net income of Pacific USA, Newmark or their Subsidiaries for financial accounting purposes. Additional Consideration shall be calculated and payable as follows:

                 (1) Additional Consideration shall be based on the consolidated Net Income of the Subject Entities, before federal and state income taxes, for the Calculation Years and shall be payable only if the Subject Entities achieve the Cumulative Net Income for each such Calculation Year. For purposes of this Section, the fiscal year end is December 31, regardless of any Subject Entity's actual fiscal year
                          end.   "Cumulative Net Income" for each Calculation
                          Year shall be as follows:

                                           Cumulative
                                           ----------
                                           Net Income
                                           ----------
                          1998:             $3,400,000
                          1999:             $7,040,000
                          2000:            $10,920,000
                          2001:            $15,040,000
                          2002:            $19,400,000

                          Notwithstanding the foregoing, if Cumulative Net Income is not achieved for any Calculation Year (each, an "Earlier Calculation Year") and Additional Consideration for the Earlier Calculation Year is therefore not paid, but Cumulative Net Income for any subsequent Calculation Year is achieved, the Additional Consideration for each such Earlier Calculation Year shall be paid, together with payment of the Additional Consideration for Calculation Year for which Cumulative Net Income is achieved.

                 (2) For each Calculation Year for which the Cumulative Net Income has been achieved, or with respect to which the last sentence in Section 2.2(b)(1) is applicable, Buyer shall pay Seller $900,000; provided that the aggregate Additional Consideration shall not exceed $4,500,000. Any payment for a Calculation Year will be paid on or before ten (10) days following completion of the audit for that Calculation Year, but in any event prior to April 30 of the year following that Calculation Year. All payments of Additional Consideration shall be made by bank wire transfer of immediately available funds to an account designated by Seller in Section 12.4 hereof.

                 (3) "Net Income" means, for any period in respect of which the amount thereof shall be determined, the aggregate of the net income for such period (taken as a cumulative whole), before federal and state income taxes, determined in accordance with GAAP, and based on audited financial statements, modified as follows:
                          (a) an amount equal to any and all interest paid by Buyer on the Promissory Notes shall be deducted in accordance with GAAP from the Net Income of the Subject Entities; and (b) to the extent included in the consolidated net income of the Subject Entities, Net Income shall exclude the effect of the following items:

                          (i) any item of extraordinary gain or loss characterized as such in accordance with GAAP, except any such items resulting from a breach of a representation, warranty or obligation of Seller under this Agreement, as determined in accordance with the Arbitration Covenant or as otherwise agreed by Seller and Buyer in writing;

                          (ii) any additional depreciation, amortization or other cash or non-cash expense or income resulting from the write-up or write-down of any asset and any amortization of goodwill or other intangibles relating to the acquisition of the Acquired Companies by the Buyer;

                          (iii) any expenses, including interest (exclusive of the interest referred to in Section 2.2(b)(3)(a)), documentary stamp taxes, lender's attorneys' fees and origination fees, incurred in connection with (x) the financing of the acquisition of the Acquired Companies, including, without limitation, the Take-Out Loan, the Take-Out LOC, and the Promissory Notes, the Adjustment Note, if any, and the Substitute LOC (subject to the provisions of Section 3.11(f) and Subsection (z) hereof), (y) any loans provided to the Subject Entities by Newmark, Buyer, or any affiliate of Newmark or Buyer, and (z) fees and expenses of accountants, and other professionals (excluding attorneys) incurred by the Acquired Companies or the Partnership in connection with the Contemplated Transactions.

                          (iv) any gain, loss, income or expense resulting from a change in the Subject Entities' accounting methods, principles or practices after the Closing;

                          (v) any expenses directly or indirectly incurred in connection with the acquisition of the Acquired Companies by the Buyer;

                          (vi) any income, expenses, gain or loss relating to Adler Companies;

                          (vii) any overhead cost related to Adler Companies, such costs to be allocated consistent with the Partnership's current methodology of allocating costs to jobs; and

                          (viii) any corporate assessments or charges from Pacific USA or any of its affiliates other than the reimbursement of any out-of-pocket expenses incurred by Pacific USA (or any affiliate of Pacific USA) that the Subject Entities would incur on a stand-alone basis (considering competitive market rates at which the same could be obtained from third party sources), and under no circumstances will any such reimbursement exceed, on a pro rata basis, the corresponding amounts charged to any other affiliate of Pacific USA.

                          (ix) in the event dividends or other distributions (other than for debt service payments) are paid or distributed to Buyer by any of the Subject Entities (excluding however, Tax payments payable by the Subject Entities under any Tax Sharing Agreement with Pacific USA), Net Income shall include deemed interest income on such funds equivalent to 9% per annum.

                          If any Subject Entity is merged or consolidated with or liquidated into another Person during the Calculation Years, Net Income shall be determined only with respect to the such Subject Entity's operations, as such operations were conducted prior to such merger, consolidation or liquidation; provided, however, that if any party to such a merger or consolidation is not a PUSA Entity, then the circumstances described in Section 2.2(b)(6)(ii) shall be deemed to have occurred. The term "PUSA Entity" shall mean any entity which, at the time of determination, has been a member of the Pacific USA consolidated group for financial accounting purposes in accordance with GAAP for at least six (6) months.

                 (4) Each payment of Additional Consideration shall be characterized as principal and interest. The portion of the payment that represents interest shall be determined by using the lowest federal mid-term rate under Section 1274 of the Code that is effective as of the Closing Date. The remaining portion of the payment shall constitute an installment payment of additional purchase price for the Shares.

                 (5) It is understood and agreed that payment of the Additional Consideration is contingent, since it is based on future operations of the Subject Entities.

                 (6) The payment of all unpaid Additional Consideration shall be accelerated and due and payable in full upon the following events:

                          (i)     termination of the Seller Employment
                          Agreement by Buyer other than for "cause," as defined in such agreement or by Seller for "cause", as defined in such agreement;

                          (ii)    the sale or liquidation by Buyer of
                          substantially all of its assets to a single purchaser or distributee or a group of associated purchasers or distributees in one or more related transactions, or the sale or transfer of stock of Buyer resulting in Buyer no longer being controlled by a PUSA Entity, or a merger or consolidation of Buyer with another entity or any similar transaction (except solely to or with a PUSA Entity(ies)), other than through an orderly liquidation of assets as a result of a decision to abandon the Florida market due to two (2) consecutive Calculation Years of failing to meet Cumulative Net Income.

                 (7) The Additional Consideration will cease and no longer be payable in the event of a voluntary termination of the Subject Entities' business and liquidation of their assets as a result of a decision to abandon the Florida market due to two consecutive Calculation Years of failing to meet Cumulative Net Income.

                 (8) During each of the fourth and fifth Calculation Years, Buyer shall escrow with a third party acceptable to Seller, estimated Additional Consideration for each such year on a quarterly basis. Such escrow shall be established pursuant to the Escrow Agreement (Additional Consideration) ("Escrow Agreement (Additional Consideration)" in the form attached hereto as Exhibit 2.2(b).

         (c)     Buyer shall have the right to make a timely election under
Section 338(h)(10) or Section 754 of the IRC with respect to its purchase of the Shares, and shall seek equivalent treatment of such purchase under all applicable state and local tax laws, to the extent such treatment is available. If required, the Acquired Companies and Seller shall join in such election.
If, as a result of a step-up in basis for Buyer as a result of Section 338 or
Section 754 of the IRC, Seller shall have an effective tax rate of greater than the lowest capital gains rate then in effect and applicable to Seller with respect to any purchase price paid in exchange for the Shares, then Buyer will agree to increase the Purchase Price payable under Section 2.2(a) hereof so that the net effective after-tax benefit to Seller reflects the rate that would have been payable had Section 338 or Section 754 not applied. Any increase in the Purchase Price shall increase the principal amount of the Adjustment Note, if any, or reduce the principal amount of the Seller Adjustment Note, if any, with any excess of that increase in the Purchase Price over the principal amount of the Seller Adjustment Note, being the principal amount of an Adjustment Note. Buyer and Seller agree to complete, within 120 days after the Closing and file on a timely basis with IRS, the information required to be prepared under the Sections 338 and 754 Regulations, including without limitation the allocation of the adjusted gross-up basis as that term is defined in the IRC, based upon Exhibit 2.2(c) and the Closing Financial Statements. Buyer and Newmark agree to indemnify, defend and hold harmless Seller, the Partnership and the Acquired Companies from and against any tax, interest, penalty or other loss, cost, damage or liability.

         2.3     Athena Redemption and Loan Satisfaction

         On or before the Closing Date, Seller shall cause the Partnership to redeem all of the partnership interests of Athena in the Partnership (the "Athena Redemption") and to pay and satisfy in full the "Loan" (as that term is defined in the Partnership Agreement) (the "Loan Satisfaction"). In connection therewith, the parties agree as follows:

                 (a) Simultaneously with, and subject to the occurrence of the events described in Subsections (c) and (d) hereof, the Athena Redemption shall be made pursuant to the Distribution Agreement and Amendment No. 1 to the

                 Agreement of Partnership of The Westbrooke Partnership, in the form attached hereto as Exhibit 2.3(a) (the "Athena Redemption Agreement").

                 (b) Simultaneously with, and subject to the occurrence of the events described in Subsections (c) and (d) hereof, the Loan Satisfaction shall be made pursuant to the Loan Satisfaction Agreement in the form attached hereto as Exhibit 2.3(b) (the "Loan Satisfaction Agreement"). The amount required to pay and satisfy the Loan in full shall be evidenced by a written payoff estoppel document binding upon the holder of the Loan, a copy of which shall be furnished to Buyer prior to the Closing Date.

                 (c) On or before the Closing Date, the Partnership shall obtain a loan (the "Take-Out Loan") in the amount of $10,000,000 from NationsBank, N.A., or other commercial lending institution reasonably acceptable to Buyer (the "Take-Out Lender"), all of the proceeds of which shall be used solely (i) for the "Primary Payment" due Athena under the Athena Redemption Agreement, and (ii) the Loan Satisfaction. The terms of the Take-Out Loan and the form and substance of the Take-Out Loan documents shall be subject to the Partnership's and Buyer's review and approval, not to be unreasonably withheld. Without limiting such right of approval, the Take-Out Loan documents shall prohibit disbursement of the proceeds thereof to the Partnership, the Acquired Companies or to any Person other than Athena and the holder of the Loan, respectively (or to their order) for the purposes above stated; and

                 (d) Simultaneously with the Closing of the Take-Out Loan, at Closing Newmark will deliver to the Take-Out Lender an irrevocable letter of credit in the amount of $10,000,000 for the account of Newmark in favor of the Take-Out Lender (the "Take-Out LOC").

         2.4     Closing

                 The purchase and sale (the "Closing") provided for in this Agreement will take place at 10:00 a.m. (local time) on January 15, 1998, or at such other time as the parties may agree. Subject to the provisions of Section 9, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.4 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

         2.5     Closing Obligations

                 At the Closing:

                 (a)      Seller will deliver or cause to be delivered to
                          Buyer:

                          (i) original certificates representing the Shares (collectively, the "Share Certificates"), duly endorsed (or accompanied by duly executed stock powers ("Stock Powers") in the form attached hereto as Exhibit 2.5(a)(1)), with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange, for transfer to Buyer;

                          (ii) release in the form of Exhibit 2.5(a)(ii) executed by Seller (the "Seller Release");

                          (iii) an amended and restated employment agreement in the form of Exhibit 2.5(a)(iii), executed by Seller (the "Seller Employment Agreement");

                          (iv)    noncompetition agreement in the form of
                                  Exhibit 2.5(a)(iv), executed by Seller (the
                                  "Seller Noncompetition Agreement");

                          (v) Receipt for Payment and Certificate of Redemption in the form of Exhibit 2.5(a)(v-1) executed on behalf of Athena and the Partnership (the "Certificate of Redemption") and the ten (10) Releases in the form of
                                  Exhibit 2.5(a)(v-2) executed on behalf of Athena (the "Athena Releases");

                          (vi) Assignment of Partnership Interest in the form of Exhibit 2.5(a)(vi) executed on behalf of Westbrooke at Spring Valley, Inc., Westbrooke at Rock Creek, Inc. and Westbrooke at Winston Park, Inc., (the "Inactive Westbrooke Companies") all Florida corporations, and Westbrooke Communities, Inc.;

                          (vii)   Morgan Guaranty Receipt in the form of
                                  Exhibit 2.5(a)(viii) executed on behalf of the lender of the Loan, and the original promissory note evidencing the Loan marked "paid" (the "Morgan Guaranty Receipt");

                          (viii) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer immediately prior to Closing in accordance with Section 5.5) ("Seller's Certificate");

                          (ix)    the Consents, if any,  required by Section
                                  8.3 hereof or identified in the Master
                                  Disclosure List, the Disclosure Letter, or any supplement thereto;

                          (x)     the additional documents required by Section
                                  7.4 hereof;

                          (xi)    the Escrow Agreement (Shares) in the form of
                                  Exhibit 2.5(a)(xi), executed by Seller (the
                                  "Escrow Agreement (Shares)");

                          (xii)   an affidavit regarding the place of
                                  acceptance of delivery of the Promissory
                                  Notes in the form of Exhibit 2.5(a)(xii) executed by Seller (the "Note Affidavit"); and

                          (xiii)  the Escrow Agreement (Additional
                                  Consideration), executed by Seller.

                 (b) Each of the Key Employees will deliver to the designated Person:

                          (i) an amended and restated employment agreement in the form of Exhibit 2.5(b)(i), executed by each Key Employee (collectively, the "KE Employment Agreements") to be delivered to Westbrooke Communities, Inc.;

                          (ii)    noncompetition agreements in the form of
                                  Exhibit 2.5(b)(ii), executed by the Key
                                  Employees (collectively, the "KE
                                  Noncompetition Agreements") to be delivered to Westbrooke Communities, Inc.;

                          (iii) a certificate executed by each Key Employee representing and warranting to Buyer such Key Employee's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the KE Disclosure Letter that were delivered by such Key Employee to Buyer prior to the Closing Date in accordance with Section 10.8) to be delivered to Buyer (the "KE First Certificate");

                          (iv)    an amended and restated agreement of
                                  partnership of the Partnership in the form of
                                  Exhibit 2.5(b)(iv), executed by each of the Key Employees (the "Restated Partnership Agreement") to be delivered to Buyer;

                          (v)     evidence of filing with the Florida
                                  Department of State of a statement of
                                  partnership authority in the form of Exhibit
                                  2.5(b)(v) (the "Statement of Authority") to be delivered to Buyer.

                          (vi) releases in the form of Exhibit 2.5(b)(vi) executed by each of the Key Employees (the "KE First Releases") in favor of Seller and each of the Acquired Companies;

                          (vii)   New Partners Agreement;

                          (viii) Consent of Partners to the Assignment of Partnership Interest described in Section 2.5(a)(vi); and

                          (vix)   The Escrow Agreement (Additional
                                  Consideration) executed by each of the Key
                                  Employees.

                 (c) Buyer or Newmark, as the case may be, will deliver or cause to be delivered to the designated Person:

                          (i) non-negotiable promissory note made by Buyer payable to Seller in the principal amount of $3,000,000 in the form of Exhibit 2.5(c)(i) (the "Non-Negotiable Promissory Note") to be delivered to Seller;

                          (ii) negotiable promissory note made by Buyer payable to Seller in the principal amount of $9,341,000 in the form of Exhibit 2.5(c)(ii) (the "Negotiable Promissory Note") to be delivered to Seller;

                          (iii) guaranty by Pacific USA of the Negotiable Promissory Note and Non-Negotiable Promissory Note by Pacific USA in the form of Exhibit 2.5(c)(iii) (the "Pacific USA Guaranty") to be delivered to Seller;

                          (iv) pledge agreement between Buyer and Seller in the form of Exhibit 2.5(c)(iv) (the "Pledge Agreement") to be delivered to Seller;

                          (v) duly executed stock powers ("Buyer's Stock Powers") in blank, with signatures guaranteed by a commercial bank or by a member firm of the New York Stock Exchange to be delivered to the escrow agent pursuant to the Escrow Agreement (Shares);

                          (vi) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date to be delivered to Seller ("Buyer's Certificate");

                          (vii) the Seller Employment Agreement and the KE Employment Agreements, executed by Westbrooke Communities, Inc., to be delivered to Seller and the respective Key Employees;

                          (viii) the Seller Non-Competition Agreement and the KE Non-Competition Agreements, executed by Westbrooke Communities, Inc., to be delivered to Seller and the respective Key Employees;

                          (ix)    the Consents, if any, referenced in Schedule
                                  4.2 hereto;

                          (x)     the additional documents, if any, required by
                                  Section 8.4 hereof;

                          (xi) evidence of corporate existence and authority of Buyer, Pacific USA and Newmark to be delivered to Seller and the Key Employees;

                          (xii) guarantees of the Applicable Loan Contracts in substitution for existing guarantees by Seller, in form and substance reasonably acceptable to Buyer and the lenders thereunder, to be delivered to the respective lenders ("Substitute Guarantees");

                          (xiii) the Restated Partnership Agreement executed by all the partners of the Partnership, to be delivered to the Key Employees;

                          (xiv)   the Escrow Agreement (Shares);

                          (xv)    the Escrow Agreement (Additional
                                  Consideration) executed by Buyer and Newmark; and

                          (xvi) the New Partners Amendment executed by all the then partners of the Partnership.

         2.6     Adjustment Amount

                 The "Adjustment Amount" (which may be a positive or negative number) will be equal to (a) the combined capital of the Acquired Companies as of 11:59 p.m. on December 31, 1997, determined in accordance with GAAP and based on the Combined Financial Statements, (except as follows) minus (b) $5,000,000. For purposes of the calculation of combined capital, the effect of the following items shall be excluded:
                 (i) any extraordinary gain or loss; and (ii) the expenses described in Section 2.2(b)(3)(iii).

         2.7     Adjustment Procedure

                 (a) Seller will prepare and will cause Ernst & Young, the Acquired Companies' certified public accountants, to audit the Combined Financial Statements as of 11:59 p.m. on December 31, 1997, and for the period from the date of the Balance Sheet through the Closing Date, including a computation of combined capital as of 11:59 on December 31, 1997 ("Closing Financial Statements"). Seller will deliver the Closing Financial Statements to Buyer within sixty (60) days after the Closing Date. If within thirty days following delivery of the Closing Financial Statements, Buyer has not given Seller notice of its objection to the Closing Financial Statements (such notice must contain a statement of the basis of Buyer's objection), then the combined capital reflected in the Closing Financial Statements will be used in computing the Adjustment Amount. If Buyer gives such notice of objection, then the issues in dispute will be submitted for resolution to the "Independent Accountant". The Independent Accountant shall be an independent certified public accountant jointly selected by Buyer's and Seller's respective certified public accountants. If issues in dispute are submitted to the Independent Accountant for resolution, (i) each party will furnish to the Independent Accountant such workpapers and other documents and information relating to the disputed issues as the Independent Accountant may request and are available to that party or its Subsidiaries (or its independent public accountants), and will be afforded the opportunity to present to the Independent Accountant any material relating to the determination and to discuss the determination with the Independent Accountant; (ii) the determination by the Independent Accountant, as set forth in a notice delivered to both parties by the Independent Accountant, will be binding and conclusive on the parties; and (iii) Buyer and Seller will each bear 50% of the fees of the Independent Accountant for such determination.

                 (b) On the tenth business day following the final determination of the Adjustment Amount, if the Adjustment Amount is a positive number, such amount shall be payable by Buyer and Newmark by the delivery by Buyer to Seller (or Seller's custodial designee) of a demand negotiable promissory note made by Buyer, in the form attached hereto as Exhibit 2.7(b)(-1) (the "Adjustment Note") and by the delivery by Newmark to Seller (or Seller's custodial designee) of a guaranty made by Newmark in the form attached hereto as Exhibit 2.7(b-2) (the "Newmark Guaranty"). Seller agrees that if the Adjustment Amount is a negative number, Seller shall pay the Adjustment Amount to Buyer within ten (10) business days following Buyer's written request therefor or, at Buyer's election, Seller shall execute and deliver to Buyer or Buyer's designee a demand negotiable promissory note ("Seller Adjustment Note") in the principal amount of such negative Adjustment Amount in the form attached hereto as Exhibit 2.7(b-3).

                 (c) Buyer and Seller have estimated that the combined capital on the Closing Financial Statement will be $11,375,000. Buyer agrees to deliver to Seller a Preliminary Adjustment Note in the amount of $6,375,000, which is the estimated Adjustment Amount. Buyer acknowledges that up to $2,375,000 may be demanded for payment on or before January 31, 1998.

                          Once the final determination of the Adjustment Amount is made, Section 2.7(b) shall be implemented; i.e.,
                          (i) if the Adjustment Amount is a negative number, the Preliminary Adjustment Note shall be canceled, and Seller shall pay the Adjustment Amount, plus any amounts paid to Seller under the Preliminary Adjustment Note, to Buyer as provided in Section 2.7(b) above, and (ii) if the Adjustment Amount is a positive number, such amount shall be payable by Buyer by the delivery to Seller (or Seller's custodial designee) of the Adjustment Note, which shall replace the Preliminary Adjustment Note and be in the amount of the Adjustment Amount less any principal amount paid by Buyer to Seller under the Preliminary Adjustment Note as provided above.

         2.8 Termination of Pacific USA Guaranty and Pledge; Substitution of Collateral

                 Within five (5) business days following the earlier to occur of (a) the closing of the initial public offering of capital stock in Newmark, (b) the sale by Pacific USA of substantially all of the assets of Pacific Southwest Bank, or (c) June 30, 1998, Newmark shall deliver to Seller irrevocable letters of credit substantially in the form of Exhibit 2.8(A) each in the initial amount equal to the then outstanding principal balance of each of the respective Promissory Notes, plus interest thereon for one (1) year (collectively, the "Substitute LOCs") and, in addition, the Substitute LOCs shall have been confirmed by the Federal Home Loan Bank of Dallas in the form of the Confirmation of Letter of Credit attached hereto as
                 Exhibit 2.8(B). Upon delivery of both Substitute LOCs to Seller, the Pacific USA Guaranty and Pledge Agreement shall terminate, and Seller, Buyer, Newmark and Pacific USA shall execute and deliver any and all instruments necessary or appropriate to evidence such termination (including the filing of UCC-3 Termination Statements, if requested by Buyer), and the parties shall issue joint written instructions to the escrow agent under the Escrow Agreement (Shares) to deliver the Shares and Stock Powers to Buyer.

                 If either the Substitute LOCs or any Renewal LOC (as hereinafter defined) by its terms, expires prior to the maturity date of the respective Promissory Notes secured thereby, Newmark shall deliver to Seller not less than thirty
                 (30) days prior to such expiration a renewal or replacement letter of credit in the amount of the then outstanding principal balance of that Promissory Note, plus interest thereon for one (1) year (each, a "Renewal LOC"). Newmark shall renew or replace, in the same fashion, any Renewal LOC that likewise, by its terms, expires prior to the maturity date of the Promissory Notes. The Substitute LOC and any Renewal LOC shall be issued by Bank United of Texas, FSB, or any other bank acceptable to Seller, such acceptance not to be unreasonably withheld, and, in addition, the Renewal LOC's (and each of them) shall have been confirmed by the Federal Home Loan Bank of Dallas in the form of the confirmation of Letter of Credit attached hereto as Exhibit 2.8(B). If Newmark shall fail to deliver to Seller any Renewal LOC timely and in accordance herewith, Seller shall have the right to present for payment and draw upon, in full, the Substitute LOCs or any Renewal LOC then in effect within thirty (30) days prior to the expiration of the Substitute LOC or Renewal LOC then in effect. The Renewal LOC shall have the same terms and be of the same quality as the Substitute LOC.

                 In the event Newmark is unable to deliver the Substitute LOC by June 30, 1998, for any reason after good faith, diligent efforts to obtain and deliver the same, then Buyer, Newmark and Seller shall negotiate for the substitution of collateral under the Pledge Agreement in the place and stead of the Shares (the "Substitute Collateral"), which Substitute Collateral shall be, in all respects, subject to the approval and acceptance of Seller, in his sole and absolute discretion. In the event such parties fail to agree upon Substitute Collateral on or before September 30, 1998, and Seller delivers to Buyer written notice declaring such failure, then

                 (a) the Promissory Notes, the Pledge Agreement and the Pacific USA Guaranty, shall each be deemed in default without further notice and Seller shall be immediately entitled to exercise all rights and remedies thereunder, including, but not limited to, the right of acceleration; and

                 (b) the Take-Out Loan shall be deemed in default for all purposes, hereto, and, in such event, Seller shall be entitled and is hereby authorized to make demand upon the Take-Out Lender for presentment of the Take-Out LOC by the beneficiary thereof and to apply the proceeds to the Take-Out Loan (the "Seller's Demands"); provided, however, that Seller shall have first delivered to Buyer and Newmark not less than ten (10) days prior written notice of Seller's intent to demand presentment. The Take-Out Lender shall be, and is hereby, authorized to accept and implement such Seller's Demand and to so apply the proceeds. The proceeds of the Take-Out LOC so applied shall constitute an absolute limit on monetary damages for Buyer's and Newmark's default, without limiting or affecting in any manner Seller's rights pursuant to the provisions of the Pledge Agreement. Such amount is agreed upon by and between Seller, Newmark and Buyer as an absolute limit on monetary damages, for breach of this Agreement by Buyer, Newmark and Pacific USA due to the difficulty and inconvenience of ascertaining and measuring actual damages, and the uncertainty thereof; and no other monetary damages, rights or remedies shall in any case be collectible, enforceable or available to Seller, other than in this Section; and Seller shall accept said proceeds and its rights and remedies under the Pledge Agreement as Seller's total damages and relief, but only if, as and when Seller realizes upon the Collateral under the Pledge Agreement. In such event, neither Buyer, Pacific USA, nor Newmark shall have any right or remedy against Seller, the Acquired Companies or the Partnership, whatsoever, whether by subrogation or otherwise, in connection with the Take-Out LOC, and such rights and remedies, if any, shall then be waived.

3.       REPRESENTATIONS AND WARRANTIES OF SELLER

         Seller represents and warrants to Buyer as follows:

         3.1     Organization and Good Standing

                 (a) Part 3.1 of the Disclosure Letter contains a complete and accurate list for the Partnership and each Acquired Company of its name, its jurisdiction of organization, other jurisdictions in which it is authorized to do business, and its outstanding capital stock or partners' capital (setting forth, in the case of the Acquired Companies, the identity of each stockholder and the number of shares held by each and, in the case of the Partnership, the identity of each partner and the percentage Partnership interest held by each, after giving effect to the Athena Redemption). Each Acquired Company is a corporation duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under Applicable Contracts. The Partnership is a general partnership duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, with full partnership power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its obligations under Applicable Contracts. The Partnership and each Acquired Company are duly qualified to do business in, and are in good standing under the laws of, each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

                 (b) Seller has delivered to Buyer copies of the Organizational Documents of the Partnership and each Acquired Company, as currently in effect. The Partnership Agreement is the sole contract governing the subject matter thereof and has not been modified, amended or supplemented in any respect, except for the Athena Redemption Agreement and the New Partners Agreement, which have been made or will be made on or before the Closing Date.

         3.2     Authority; No Conflict

                 (a) This Agreement constitutes the legal, valid, and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller, and all other parties to the respective instruments, of the Share Certificates, Stock Powers, Seller Release, Seller Employment Agreement, Seller Noncompetition Agreement, Escrow Agreement (Shares), Seller's Certificate and the Note Affidavit, and additional documents required by Section 7.4 (collectively, the "Seller's Closing Documents"), the Seller's Closing Documents will constitute the legal, valid, and binding obligations of Seller, enforceable against Seller in accordance with their respective terms. Seller has the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the Seller's Closing Documents and to perform his obligations under this Agreement and the Seller's Closing Documents.

                 (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

                          (i) contravene, conflict with, or result in a violation of (A) any provision of the Organizational Documents of the Acquired Companies or the Partnership, (B) any resolution adopted by the board of directors or the stockholders of any Acquired Company or (C) any resolution or action of the partners of the Partnership;

                          (ii) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Partnership, any Acquired Company or Seller, or any of the assets owned or used by the Partnership or any Acquired Company, may be subject;

                          (iii) contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any Governmental Authorization that is held by the Partnership or any Acquired Company or that otherwise relates to the business of, or any of the assets owned or used by, the Partnership or any Acquired Company;

                          (iv) cause Buyer, the Partnership or any Acquired Company to become subject to, or to become liable for the payment of, any Tax;

                          (v) contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract; or

                          (vi) result in the imposition or creation of any Encumbrance upon or with respect to any of the assets owned or used by the Partnership or any Acquired Company, except in connection with the Take Out Loan and the issuance of the KE Partnership Interests.

                          Except as set forth in Part 3.2 of the Disclosure Letter, neither the Seller, the Partnership nor any Acquired Company is or will be required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                 (c) Seller is acquiring the Promissory Notes for his own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act; provided, however, that nothing herein shall be deemed to restrict the negotiability of any Promissory Note or the Adjustment Note made payable to and delivered to Seller hereunder, to the extent that such Promissory Note or the Adjustment Note is by its terms negotiable. The Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act.

         3.3     Capitalization

                 (a) The authorized equity securities of Westbrooke Communities, Inc. consist of 100 shares of common stock, par value $1.00 per share, of which 100 shares are issued and outstanding and constitute a portion of the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of such shares, free and clear of all Encumbrances.

                 (b) The authorized equity securities of Westbrooke at West Lake, Inc. consist of 7,500 shares of common stock, par value $1.00 per share, of which 7,500 shares are issued and outstanding and constitute a portion of the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of such shares, free and clear of all Encumbrances.

                 (c) The authorized equity securities of Westbrooke at Winston Trails, Inc., consist of 7,500 shares of common stock, par value $1.00 per share, of which 7,500 shares are issued and outstanding and constitute a portion of the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of such shares, free and clear of all Encumbrances.

                 (d) The authorized equity securities of Westbrooke at Pembroke Pines, Inc. consist of 7,500 shares of common stock, par value $1.00 per share, of which 7,500 shares are issued and outstanding and constitute a portion of the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of such shares, free and clear of all Encumbrances.

                 (e) The authorized equity securities of Westbrooke at Oak Ridge, Inc. consist of 100 shares of common stock, par value $0.01 per share, of which 100 shares are issued and outstanding and constitute a portion of the Shares. Seller is and will be on the Closing Date the record and beneficial owner and holder of 100% of such shares, free and clear of all Encumbrances.

                 (f) No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of any Acquired Company. All of the outstanding equity securities of each Acquired Company have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of any Acquired Company. None of the outstanding equity securities or other securities of any Acquired Company was issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 3.3(f) of the Disclosure Letter, no Acquired Company owns, or has any Contract to acquire, any equity securities or other securities of any Person (other than the Partnership) or any direct or indirect equity or ownership interest in any other business.

                 (g) All of the interests in the Partnership are owned by the Acquired Companies in the proportions stated in the Revised Interest Column of Exhibit 3.3, after giving effect to the Athena Redemption. On the Closing Date, the Acquired Companies and the Key Employees will be the record and beneficial owners and holders of all of the Partnership interests, in the proportions designated in Exhibit 3.3 as "revised interests", free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears upon any certificate representing equity securities of the Partnership. All of the outstanding equity securities of the Partnership have been duly authorized and validly issued and are fully paid and nonassessable. There are no Contracts relating to the issuance, sale, or transfer of any equity securities or other securities of the Partnership. None of the outstanding equity securities or other securities of the Partnership were issued in violation of the Securities Act or any other Legal Requirement. Except as set forth in Part 3.3(g) of the Disclosure Letter, the Partnership does not own, and does not have any Contract to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business.

         3.4     Financial Statements

                 Seller has delivered to Buyer: (a) audited combined balance sheets of "Westbrooke Communities, Inc. and Affiliates" as of December 31, 1992 through 1994, and the related audited combined statements of income, and retained earnings, and cash flow for the years then ended, together with the report thereon of Ernst & Young, independent certified public accountants, (b) audited combined balance sheets of the Partnership as of December 31, 1995 and 1996 (the 1996 balance sheet, including the notes thereto, is hereinafter referred to as the "Balance Sheet"), and the related audited combined statements of income, partners' capital, and cash flow for the years then ended, together with the report thereon of Ernst & Young, independent certified public accountants, (c) an unaudited combined balance sheet of "Westbrooke Communities, Inc., and Affiliates" as at September 30, 1997 (the "Interim Balance Sheet"), and the related unaudited combined statements of income, changes capital, and cash flow for the nine (9) months then ended, including in each case the notes thereto, if any (the "Interim Balance Sheet"), and (d) an unaudited combined balance sheet of the Partnership, as of November 30, 1997, and the related unaudited combined statements of income, for the eleven (11) months then ended (the "November Financial Statements"). The financial statements and notes described in
                 Section 3.4(a), (b) and (c) fairly present the financial condition and the results of operations, changes in stockholders' equity or partners' capital (as the case may be), and cash flow of Westbrooke Communities, Inc. and Affiliates, or the Partnership as the case may be, as at the respective dates of and for the periods referred to therein, all in accordance with GAAP, subject, in the case of the interim financial statements described in Section 3.4(c), to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, constitute a Material Adverse Effect) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet); such financial statements reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements of any Person other than the Partnership and the Acquired

                 Companies are required by GAAP to be included in the combined financial statements of Westbrooke Communities, Inc. and Affiliates or the Partnership, as the case may be. To the Knowledge of the Partnership and the Acquired Companies, the November Financial Statements fairly present the financial condition and the results of operations, of the Partnership as the case may be, as at the date of, and for the period referred to in the November Balance Sheet, all in accordance with GAAP, subject to the eleven (11) items described as pending review for possible recording in the December 1997 financials in Part 3.4 of the Disclosure Letter.

         3.5     Books and Records

                 The books of account, minute books, stock record books, and other records of the Partnership and the Acquired Companies, all of which have been made available to Buyer, are complete and correct, and have been maintained in accordance with sound business practices. The minute books of the Partnership and the Acquired Companies contain accurate and complete records of all meetings held of, and all action taken by, the stockholders (or the partners of the Partnership acting on behalf of the Partnership, as the case may be), the Boards of Directors, and committees of the Boards of Directors of the Acquired Companies (or the partners of the Partnership), and no meeting of any such stockholders, partners, Board of Directors, or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Partnership and the Acquired Companies or Charles D. Robbins, Esquire, as their Representative.

         3.6     Title to Properties; Encumbrances

                 Part 3.6 of the Disclosure Letter contains a complete and accurate list of all real property, leaseholds, or other interests therein owned by the Partnership and any Acquired Company. Seller has delivered to Buyer copies of the deeds and other instruments (as recorded) by which the Partnership or the Acquired Companies acquired such real property and interests, and copies of all title insurance policies in the possession of Seller, the Partnership or the Acquired Companies and relating to such property or interests. The Partnership and the Acquired Companies own such real property (with good and marketable title subject only to the matters permitted by the following sentence), leaseholds and other interests therein and all personal property and other assets (whether tangible or intangible) that are reflected in the Balance Sheet and the Interim Balance Sheet (except for assets held under capitalized leases disclosed or not required to be disclosed in Part 3.6 of the Disclosure Letter, and property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the property and other assets (whether tangible or intangible) purchased or otherwise acquired by the Partnership or the Acquired Companies since the date of the Balance Sheet (except for property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice), which subsequently purchased or acquired properties and assets (other than non-real estate inventory and short-term investments) are listed in Part 3.6 of the Disclosure Letter. Except as set forth noted in the aforementioned title insurance policies and/or as set forth in
                 Part 3.6 of the Disclosure Letter, all material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances and are not, in the case of real property, subject to any rights of way, building use restrictions, exceptions, variances, reservations, or limitations of any nature except, with respect to all such properties and assets, (a) mortgages or security interests shown on the Balance Sheet or the Interim Balance Sheet as securing specified liabilities or obligations, with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (b) mortgages or security interests incurred in connection with the purchase of property or assets after the date of the Interim Balance Sheet (such mortgages and security interests being limited to the property or assets so acquired), with respect to which no default (or event that, with notice or lapse of time or both, would constitute a default) exists, (c) liens for current taxes, impact fees or governmental assessments not yet delinquent, and (d) with respect to real property, (i) minor imperfections of title, if any, none of which is substantial in amount, materially detracts from the value or materially impairs the intended use of any of the property subject thereto, or impairs the operations of the Partnership or any Acquired Company, and
                 (ii) zoning laws and other land use restrictions that do not materially impair the present or anticipated use of any of the property subject thereto. All buildings, plants, and structures owned by the Partnership and the Acquired Companies lie wholly within the boundaries of the real property owned by the Partnership and the Acquired Companies and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

         3.7     Condition and Sufficiency of Assets

                 The buildings, plants, structures, and equipment of the Partnership and the Acquired Companies, including all dwelling units constructed or being constructed by or for one or more of the Partnership and the Acquired Companies, are structurally sound, are in good operating condition and repair, are in compliance with all Governmental Authorizations and Legal Requirements (except as set forth in Part 3.7 of the Disclosure Letter), and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Partnership and the Acquired Companies are sufficient for the continued conduct of the Partnership and the Acquired Companies' businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         3.8     Accounts Receivable

                 All accounts receivable of the Partnership and any Acquired Company that are reflected on the Balance Sheet or the Interim Balance Sheet, or on the accounting records of the Partnership and any Acquired Company as of the Closing Date (collectively, the "Accounts Receivable"), represent or will represent valid obligations to the Partnership or such Acquired Company. Unless received by the Partnership or any of the Acquired Companies prior to the Closing Date, the Accounts Receivable are or will be collectible as of the Closing Date, net of the reserves, if any, shown on the Balance Sheet or the Interim Balance Sheet or as set forth in Part 3.8 of the Disclosure Letter. Subject to such reserves, each of the Accounts Receivable either has been or will be collected in full, without any set-off except as are disclosed on Part 3.8 of the Disclosure Letter. Part 3.8 of the Disclosure Letter contains a complete and accurate list and summary of the terms of all Accounts Receivable as of the date of the Interim Balance Sheet, which list sets forth the payment status of such Accounts Receivable, and any reserves as of September 30, 1997 not shown on the Balance Sheet or the Interim Balance Sheet.

         3.9     Inventory

                 All inventory of the Partnership and the Acquired Companies, including all dwelling units constructed or being constructed by or for one or more of the Partnerships and the Acquired Companies, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below- standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting records of the Partnership and the Acquired Companies as of the Closing Date, as the case may be. All inventories not written off are reflected on the Balance Sheet and the Interim Balance Sheet in accordance with GAAP. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Partnership and the Acquired Companies.

         3.10    No Undisclosed Liabilities

                 Except as set forth in Part 3.10 of the Disclosure Letter, the Partnership and the Acquired Companies have no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for (a) liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof; and (b) warranties covering completed dwelling units more particularly described in Section 3.17(a)(xiii) for which the cumulative aggregate cost to the Partnership and the Acquired Companies of performance of their obligations under all such warranties shall not exceed $55,000.00.

         3.11    Taxes

                 (a) The Partnership and the Acquired Companies have filed or caused to be filed (on a timely basis since 1990) all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of a group of corporations, pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of, and Part 3.11 of the Disclosure Letter contains a complete and accurate list of, all such Tax Returns filed since 1990 relating to income or franchise taxes and ADP reports of all such Tax Returns filed since 1996 relating to payroll Taxes. The Partnership and the Acquired Companies have paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller or any Acquired Company, except ad valorem real property taxes and community development district assessments, if any, as are described generally in Part 3.11 of the Disclosure Letter and are either (i) being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet, or (ii) are current Taxes or assessments not yet delinquent.

                 (b) No audit by the IRS or relevant state tax authorities of United States federal or state income, franchise or payroll Tax Returns of the Partnership and each Acquired Company has ever resulted in a material proposed deficiency or adjustment and all assessments pursuant to any and all deficiencies and adjustments (and any and all penalties and interest thereon) have been paid in full.

                 (c) The charges, accruals, and reserves with respect to Taxes on the respective books of each Acquired Company are adequate (determined in accordance with GAAP) and are at least equal to that Acquired Company's liability for Taxes (including all liability that may exist after giving effect to any and all agreements for special allocations with Athena pursuant to the Athena Redemption Agreement or otherwise). There exists no proposed tax assessment against any Acquired Company except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. No consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by any Acquired Company. All Taxes that any Acquired Company is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                 (d) All Tax Returns filed by (or that include on a consolidated basis) the Partnership or any Acquired Company are true, correct, and complete. There is no tax sharing agreement that will require any payment by the Partnership or any Acquired Company after the date of this Agreement.

                 (e) Except as disclosed in Part 3.11 of the Disclosure Letter, all of the Acquired Companies have been since they were organized, and will continue to be on the date prior to the Closing Date, valid "S" corporations for United States federal and state income and franchise tax purposes and, as a result, neither the Acquired Companies nor the Partnership have incurred since they were organized, or will incur through Closing, any United States federal or state income or franchise tax liabilities.

                 (f) In the event the Promissory Notes shall be or become subject to documentary stamp taxes or intangible taxes, in any jurisdiction, Seller shall pay the same and shall indemnify and hold Buyer, Newmark, Pacific USA, the Partnership and the Acquired Companies harmless from all loss, cost, damage and liability with respect thereto and to all interest and penalties thereon.

         3.12    No Material Adverse Effect

                 Since the date of the Balance Sheet, there has not been any Material Adverse Effect with respect to the Partnership or any Acquired Company, and no event has occurred or circumstance exists that may result in a Material Adverse Effect.

         3.13    Employee Benefits

                 (a) Schedule of Plans. Except as and to the extent described in Part 3.13 of the Disclosure Letter, the Partnership and the Acquired Companies do not maintain and have never maintained and are not required to contribute to and do not otherwise participate in (and have not ever maintained, contributed to or otherwise participated in) an "employee benefit pension plan" or "multi-employer plan" (as such terms are defined in ERISA), including without limitation any pension, profit-sharing or retirement plan, or any other retirement, compensation, fringe benefit, stock purchase or stock option plan or arrangement of any kind whatsoever, whether formal or informal, providing for benefits for or the welfare of any or all of the employees of the Acquired Companies or the Partnership or their beneficiaries. Part 3.13 of the Disclosure Letter fully and accurately reflects, as of the date hereof or as of the date noted on such schedule, the total assets, the accrued benefits or other liabilities or obligations, and the vested benefits or other liabilities or obligations for each "employee pension plan" or "multi- employer plan" or other retirement, compensation or fringe benefit plan or arrangement of any kind whatsoever maintained by the Partnership and the Acquired Companies and which of such plans or trusts the Partnership and the Acquired Companies treats as qualified under Section 401 or Section 501 of the IRC.

                 (b)      Reporting and Disclosure.  Except as set forth in
                          Part 3.13 of the Disclosure Letter, the summary plan descriptions and all other reports, documents, statements and communication which are required to have been filed, published or disseminated under ERISA or other federal law and the rules and regulations promulgated by the United States Department of Labor under ERISA and the Treasury Department under Section 's 401 through 415 inclusive of the IRC with respect to the plans, trusts or other arrangements described in subsection (a) above have been filed, published or disseminated. Each of such plans and trusts or arrangements which the Partnership and the Acquired Companies treats as qualified under Section 401 or Section 501 of the IRC is so qualified, and no government agency or person or entity has ever asserted that they are not so qualified.

                 (c) Prohibited Transactions; Reportable Events. None of the "employee benefit plans" or arrangements described in subsection (a) above, none of the trusts or arrangements created thereunder, and no trustee, custodian or administrator or any person or entity holding or controlling assets of such plans, trusts or arrangements has engaged in any "prohibited transaction" (as such term is defined in ERISA and the IRC) which could subject such plans, trusts or arrangements or any of them, any trusts thereunder, any trustee, custodian or administrator thereof, or any person or entity holding or controlling assets of such plans, trusts or arrangements or any person or entity dealing with such plans, trusts or arrangements to any tax, penalty, or other cost or liability of any kind. None of such plans, trusts or arrangements has been terminated; and there have not been any "reportable events" (as such term is defined in ERISA) with respect to any such plans, trusts or arrangements.

                 (d) Funding. None of such plans, trusts or arrangements described in subsection (a) above has incurred any "accumulated funding deficiency" (as such term is defined in ERISA), there is no "contingent employer liability" with respect to any of such plans, trusts or arrangements, as determined in accordance with
                          Section 4062 of Title IV of ERISA, and the actually computed present value of the benefits, accrued to the date hereof, in which participants under all of such plans, trusts and arrangements have an interest (whether or not vested or forfeitable), did not in the aggregate exceed the value of the aggregate amount of assets of such plans, trusts and arrangements as of such date, except as and to the extent disclosed in Part 3.13 of the Disclosure Letter.

                 (e) Other. Except as disclosed in Part 3.13 of the Disclosure Letter, the Partnership and the Acquired Companies have fully complied in all material respects with all provisions of ERISA and any and all other laws, rules, and regulations applicable to their employee benefit plans, trusts and arrangements described in Section 3.13(a).

         3.14    Compliance with Legal Requirements; Governmental Authorizations

                 (a) Except for the matters described in Section 3.14(c) and as set forth in Part 3.14(a) of the Disclosure
                          Letter:

                          (i) the Partnership and each Acquired Company is, and at all times since January 1, 1993 has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;

                          (ii) no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by the Partnership or any Acquired Company of, or a failure on the part of the Partnership or any Acquired Company to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of the Partnership or any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                          (iii) neither the Partnership nor any Acquired Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of, or failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of the Partnership or any Acquired Company to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

                 (b) Part 3.14(b) of the Disclosure Letter contains a complete and accurate list or description of each Governmental Authorization that is held by the Partnership or any Acquired Company or that otherwise relates to the business of, or to any of the assets owned or used by, the Partnership or any Acquired Company. Each Governmental Authorization listed, described or required to be listed or described in
                          Part 3.14(b) of the Disclosure Letter is valid and in full force and effect in accordance with its terms, has not been supplemented or modified, the permittee has performed its obligations thereunder on a current basis and no event exists that does or, with the passage of time, giving of notice or both would, cause a default on the part of the permittee or prevent the satisfaction of conditions thereunder. Except for the matters described in Section 3.14(c) and as set forth in Part 3.14(b) of the Disclosure
                          Letter:

                          (i) the Partnership and each Acquired Company is, and at all times since January 1, 1993 has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Part 3.14(b) of the Disclosure Letter;

                          (ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Part 3.14(b) of the Disclosure Letter;

                          (iii) neither the Partnership nor any Acquired Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

                          (iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Part 3.14(b) of the Disclosure Letter have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Bodies.

                          (v) without limiting the generality of the foregoing, all Governmental Authorizations, all utility capacity, and any and all on-site and off-site infrastructure, mitigation and improvements, and dedications or contributions in lieu thereof, that are necessary to obtain building permits and certificates of occupancy for dwelling units constructed or to be constructed on each parcel of real property owned by any of the Partnership and the Acquired Companies have been obtained, completed or paid, as the case may be, including without limitation all "Development Work" required to be performed by the sellers under the Oakridge Contract and the West Lake Contract (as described in Schedules 3.17.22 and 3.17.21, respectively to Part 3.17(a) of the Disclosure Letter), all of the "Work" under the Design/Build Agreement (as described in Schedule 3.17.20 to Part 3.17(a) of the Disclosure

                                  Letter) and all of the "improvements" under the Winston Trails Contract (as described in
                                  Schedule 3.17.17 to Part 3.17(a) of the
                                  Disclosure Letter).

                          (vi) all on-site and off-site infrastructure, mitigation and improvements and all dwelling units and other structures constructed, installed or performed by the Partnership or the Acquired Companies comply with all Governmental Authorizations, all Legal Requirements and all Applicable Contracts with end purchasers. To Seller's Knowledge, all such infrastructure, mitigation and improvements constructed, installed or performed by parties other than the Partnership or the Acquired Companies comply with all Governmental Authorizations and Legal Requirements.

                          (vii) Seller has no Knowledge of any pending or Threatened matter, fact or event that does or, with the passage of time, giving of notice or both, would prevent the satisfaction (on a continual basis) of any conditions precedent or subsequent to existing or required Governmental Authorizations for the development of land or construction of dwelling units on any of the real property that is the subject of the Applicable Land Contracts.

                          (viii) The Partnership and/or the Acquired Companies have complied with the requirements of the Construction Lien Law, Chapter 713, Part I, Florida Statutes, with respect to any Applicable Contract pertaining to the furnishing of labor, materials or services for the construction of improvements.
                                  Without limiting the generality of the
                                  foregoing, all payments made under
                                  construction contracts let by the Partnership and/or the Acquired Companies have been "proper payments" within the meaning of that term under the Construction Lien Law.

                          (ix) There are no Governmental Authorizations pertaining to dredging, filling, drainage, surface water management, or wetlands mitigation as to which any performance by the permittee remains pending and under which the remedies for violation include the prohibition of development and construction work on the affected land or the imposition of damages, fines or penalties, under which the Partnership or any of the Acquired Companies is the permittee or to which any of their properties are subject, except those Governmental Authorizations disclosed in Part 3.14(b) of the Disclosure Letter.

                 The Governmental Authorizations listed in Part 3.14(b) of the Disclosure Letter collectively constitute all of the Governmental Authorizations necessary to permit the Partnership and the Acquired Companies to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Partnership and the Acquired Companies to own and use their assets in the manner in which they currently own and use such assets.

                 (c) Any violations of Legal Requirements, Governmental Authorizations or Orders by the Partnership or any Acquired Company that may have occurred from January 1, 1993 through the present shall either: (a) be cured prior to the Closing Date, with any and all liabilities and fines (and interest and penalties thereon, if any) associated therewith fully paid and any appellate process associated therewith fully exhausted or otherwise barred; or (b) result in a cumulative aggregate penalties and fines to the Partnership or any Acquired Company of less than $50,000.

         3.15    Legal Proceedings; Orders

                 (a) Except as set forth in Part 3.15(a) of the Disclosure Letter, there is no pending Proceeding:

                          (i) that has been commenced by or against the Partnership or any Acquired Company or that otherwise relates to or may affect the business of, or any of the assets owned or used by, the Partnership or any Acquired Company; or

                          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions.

                 Except as set forth in Part 3.15(a) of the Disclosure Letter, to the Knowledge of Seller, the Partnership and the Acquired Companies, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15(a) of the Disclosure Letter. Except as set forth in Part 3.15(a) of the Disclosure Letter, the Proceedings listed in Part 3.15(a) of the Disclosure Letter will not have a Material Adverse Effect with respect to the Partnership or any Acquired Company.

                 (b)      Except as set forth in Part 3.15(b) of the Disclosure
                          Letter:

                          (i) there is no Order to which any of the Partnership, the Acquired Companies or any of the assets owned or used by the Partnership or any Acquired Company, is subject;

                          (ii) neither Seller nor the Partnership or the Acquired Companies are subject to any Order that relates to the business of, or any of the assets owned or used by, the Partnership or any Acquired Company; and

                          (iii) no officer, partner (after giving effect to the Athena Redemption) director and, to the Knowledge of Seller, the Partnership and the Acquired Companies, no agent or employee, of the Partnership or any Acquired Company, is subject to any Order that prohibits such officer, director, partner, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Partnership or any Acquired Company.

                 (c) Except for the matters described in Section 3.14(c) and as set forth in Part 3.15(c) of the Disclosure
                          Letter:

                          (i) the Partnership and each Acquired Company is, and at all times since January 1, 1993 has been, in full compliance with all of the terms and requirements of each Order to which it, or any of the assets owned or used by it, is or has been subject;

                          (ii) no event has occurred or circumstance exists that may constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which the Partnership or any Acquired Company, or any of the assets owned or used by the Partnership or any Acquired Company, is subject; and

                          (iii) neither the Partnership nor any Acquired Company has received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible, or potential violation of, or failure to comply with, any term or requirement of any Order to which the Partnership or any Acquired Company, or any of the assets owned or used by the Partnership or any Acquired Company, is or has been subject.

         3.16    Absence of Certain Changes and Events

                 Except as set forth in Part 3.16 of the Disclosure Letter, and except for the Contemplated Transactions, since the date of the Balance Sheet, the Partnership and the Acquired Companies have conducted their businesses only in the Ordinary Course of Business and there has not been any:

                 (a) change in the Partnership or any Acquired Company's authorized or issued capital stock or equity interests; grant of any outstanding stock option or right to purchase shares of capital stock or equity interests of the Partnership or any Acquired Company; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by the Partnership or any Acquired Company of any shares of any such capital stock or Partnership interests; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock or Partnership interests;

                 (b) amendment to the Organizational Documents of the Partnership or any Acquired Company;

                 (c) payment or increase by the Partnership or any Acquired Company of any bonuses, salaries, or other compensation (excluding expense reimbursements) to any stockholder, director, officer, or (except in the Ordinary Course of Business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

                 (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Partnership or any Acquired Company;

                 (e) damage to or destruction or loss of any asset or property of the Partnership or any Acquired Company, whether or not covered by insurance, having a Material Adverse Effect on the Partnership and the Acquired Companies, taken as a whole;

                 (f) entry into, termination of, or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Partnership or any Acquired Company of at least $100,000;

                 (g) sale (other than sales of property in the Ordinary Course of Business), lease, or other disposition of any asset or property of the Partnership or any Acquired Company or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Partnership or any Acquired Company, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                 (h) cancellation or waiver of any claims or rights with a value to the Partnership or any Acquired Company in excess of $100,000;

                 (i) material change in the accounting methods used by the Partnership or any Acquired Company; or

                 (j) agreement, whether oral or written, by the Partnership or any Acquired Company to do any of the foregoing.


         3.17    Contracts; No Defaults

                 (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list and, except for the Contemplated Transactions and as otherwise indicated below, Seller has delivered to Buyer true and complete copies, of:

                          (i) each Applicable Contract that involves the performance of services and/or the delivery of goods or materials by one or more of the Partnership and the Acquired Companies of an amount or value in excess of $100,000.

                          (ii) each Applicable Contract that involves the performance of services and/or delivery of goods or materials to the Partnership or any Acquired Company of an amount or value in excess of $100,000. With respect to Applicable Contracts with the Partnership or any Acquired Company for the furnishing of labor, services and/or materials with subcontractors and suppliers for the construction of dwelling units, Seller has furnished to Buyer construction cost breakdown that discloses all costs to the Partnership or any Acquired Company for the construction of dwelling units in effect through December 31, 1997, pursuant to corresponding subcontracts or material supply agreements (substantially all of which subcontracts and material supply agreements expired by their terms on December 31, 1997), and a specimen form of contract for construction labor, services or materials;

                          (iii) each Applicable Contract that was not entered into in the Ordinary Course of Business and that involves expenditures or receipts of one or more of the Partnership and the Acquired Companies in excess of $100,000;

                          (iv) each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Applicable Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases, licenses and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with terms of less than one year);

                          (v) each licensing agreement or other Applicable Contract with respect to Intellectual Property Assets, including agreements with current or former employees, consultants, or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property Assets;

                          (vi) each collective bargaining agreement and other Applicable Contract to or with any labor union or other employee representative of a group of employees;

                          (vii) each joint venture, partnership, and other Applicable Contract (however named) involving a sharing of profits, losses, costs, or liabilities by the Partnership or any Acquired Company with any other Person;

                          (viii) each Applicable Contract containing covenants that in any way purport to restrict the business activity of the Partnership or any Acquired Company or any Affiliate of an Acquired Company or limit the freedom of the Partnership or any Acquired Company or any Affiliate of an Acquired Company to engage in any line of business or to compete with any Person;

                          (ix) each Applicable Contract providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                          (x) each power of attorney that is currently effective and outstanding;

                          (xi) each Applicable Contract entered into other than in the Ordinary Course of Business that contains or provides for an express undertaking by the Partnership or any Acquired Company to be responsible for consequential damages;

                          (xii)   each Applicable Contract for capital
                                  expenditures in excess of $25,000 (other than relating to construction of single family houses);

                          (xiii) each written warranty, guaranty, and other similar undertaking with respect to contractual performance extended by the Partnership or any Acquired Company other than in the Ordinary Course of Business. The sole written warranties, guaranties and other similar undertakings with respect to contractual performance extended or arranged by the Partnership or any Acquired Company in connection with the sale of dwelling units consist of warranties covering completed dwelling units for a period of one (1) year (or ten (10) years, in connection with the sale of dwelling units within the Keystone Lake project or with respect to which purchaser financing is obtained through the Veterans' Administration or Federal Housing Administration, through the Bonded Builders Service Corp. "Builder Limited Warranty Program") following closing of sale, as to which Seller has furnished Buyer copies of the form(s) thereof. The cumulative aggregate cost to the Partnership and the Acquired Companies of performance of their obligations under all warranties which were previously issued by any of them to purchasers, and that do not conform to the form one (1) year warranty described above will not exceed $10,000.00.

                          (xiv) in addition to the foregoing, each Applicable Contract for the sale of any lot or parcel of real property with or without a completed dwelling unit thereon by one or more of the Partnership and the Acquired Companies, with respect to which Seller has, with Buyer's permission, delivered only the following:
                                  Seller has furnished to Buyer a copy of its form agreement for sales of dwelling units in each existing project, together with a schedule of its standard pricing for each type of dwelling unit product in each project and for all extras and premiums.

                          (xv) in addition to the foregoing, each Applicable Contract for or related to the purchase of real property by one or more of the Partnership and the Acquired Companies (collectively, the "Applicable Land Contracts"). Seller has completed, or will have completed as of Closing, all acquisitions of land required as a condition to the continued enforceability of such Applicable Land Contracts against the sellers thereunder through December 31, 1997. The term of the Winston Trails Option (as described in Schedule 3.17.17 to Part 3.17(a) of the Disclosure Letter) expires on January 1, 2002. The seller under the Sunset Lakes Townhouse Contract (as described in Schedule
                                  3.17.23 to Part 3.17(a) of the Disclosure
                                  Letter) has approved one or more applications for Governmental Authorizations submitted by Westbrooke Communities, Inc., pursuant to which use of the subject land for town-houses or attached single family residences is requested.

                          (xvi) in addition to the foregoing, each Applicable Contract for the borrowing of money for acquisition of real property and construction of dwelling units and related infrastructure and improvements thereon by any one or more of the Partnership and the Acquired Companies (collectively, the "Applicable Loan Contracts").

                          (xvii) each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

                          Part 3.17(a) of the Disclosure Letter sets forth the following concerning such Contracts: the parties to the Contracts, and the Partnership and the Acquired Companies' office where details relating to the Contracts are located. Part 3.17(a) of the Disclosure Letter includes a Lot Purchase Commitment Summary as of November 18, 1997. Seller represents and warrants that the Partnership and the respective Acquired Companies have substantially achieved the lot takedowns projected through December 31, 1997.

                 (b) Except as set forth in Part 3.17(a) or Part 3.17(b) of the Disclosure Letter:

                          (i) Seller (and Related Persons of Seller) does not have and may not acquire any rights under, and the Seller does not have and will not become subject to any obligation or liability under, any

                                  Contract that relates to the business of, or any of the assets owned or used by, the Partnership or any Acquired Company; and

                          (ii) no officer, director, partner (after giving effect to the Athena Redemption), and, to the Knowledge of Seller, the Partnership and the Acquired Companies, no agent, employee, consultant, or contractor, of the Partnership or any Acquired Company is bound by any Contract that limits the ability of such officer, director, partner, agent, employee, consultant, or contractor to (A) engage in or continue any conduct, activity, or practice relating to the business of the Partnership or any Acquired Company, or (B) assign to the Partnership or any Acquired Company or to any other Person any rights to any invention, improvement, or discovery.

                 (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                 (d)      Except as set forth in Part 3.17(d) of the Disclosure
                          Letter:

                          (i) no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Partnership or any Acquired Company or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Applicable Contract;

                          (ii) no Acquired Company has given to or received from any other Person, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential incurred violation or breach of, or default under, any Contract;

                          (iii) without limiting the generality of any of the foregoing, the Partnership, each Acquired Company and each Person for whose conduct they are or may be held to be responsible, have performed all obligations and have paid all assessments, deficits, reserves and any other sums required to be performed or paid by it or them through the Closing Date to any homeowners', neighborhood, community, master or similar association or entity (collectively, "Homeowners' Associations");

                          (iv) as to each Applicable Loan Contract, all conditions precedent to advances of principal have been satisfied or waived through the Closing Date and Seller has no Knowledge of any matter, fact or event (whether existing or threatened) that does or, with the passage of time, giving of notice or both, would cause a failure of any such condition from the Closing Date through maturity of the term thereof; and

                          (v) as to each Applicable Land Contract, all conditions precedent to closing of acquisitions thereunder have been satisfied and, except as set forth in Part 3.17(d) of the Disclosure Letter, Seller has no Knowledge of any matter, fact or event that does or, with the passage of time, giving of notice or both, would prevent satisfaction of any such condition through the respective terms of such Applicable Land Contracts.

                 (e) There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Partnership or any Acquired Company under current or completed Contracts with any Person and no such Person has made written demand for such renegotiation.

                 (f) The Contracts relating to the sale, design, manufacture, or provision of products, services, real property or dwelling units by the Partnership and the Acquired Companies have been entered into in the Ordinary Course of Business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         3.18    Insurance

                 (a) Except as set forth in Part 3.18(a) of the Disclosure Letter, Seller has delivered to Buyer:

                          (i) true and complete copies of all policies of insurance to which the Partnership or any Acquired Company is a party or under which the Partnership or any Acquired Company, or any director of the

                                  Partnership or any Acquired Company, is or has been covered at any time within the five
                                  (5) years preceding the Closing Date;

                          (ii) true and complete copies of all pending applications for policies of insurance; and

                          (iii) any written statement to management of the Partnership or any of the Acquired Companies by the auditor of the Partnership or any Acquired Company's financial statements or Combined Financial Statements with regard to the adequacy of such entity's coverage or of the reserves for claims.

                 (b)      Part 3.18(b) of the Disclosure Letter describes:

                          (i)     any self-insurance arrangement by or
                                  affecting the Partnership or any Acquired
                                  Company, including any reserves established thereunder;

                          (ii) any contract or arrangement, other than a policy of insurance, for the transfer or sharing of any risk by the Partnership or any Acquired Company; and

                          (iii) all obligations of the Partnership and the Acquired Companies to third parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                 (c) Part 3.18(c) of the Disclosure Letter sets forth, for the current policy year and each of the two (2) preceding policy years:

                          (i) a summary of the loss experience under each policy;

                          (ii) a statement describing each claim under an insurance policy for an amount in excess of $10,000, which sets forth:

                                  (A)      the name of the claimant;

                                  (B)      a description of the policy by
                                           insurer, type of insurance, and
                                           period of coverage; and

                                  (C)      the amount and a brief description
                                           of the claim; and

                          (iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims.

                 (d)      Except as set forth on Part 3.18(d) of the Disclosure
                          Letter:

                          (i) All policies to which the Partnership or any Acquired Company is a party or that provide coverage to either Seller, the Partnership or any Acquired Company, or any director or officer of an Acquired Company:

                                  (A)      are valid, outstanding, and
                                           enforceable;

                                  (B)      taken together, provide adequate
                                           insurance coverage for the assets
                                           and the operations of the
                                           Partnership and the Acquired
                                           Companies for all risks normally
                                           insured against by a Person carrying
                                           on the same business or businesses
                                           as the Partnership and the Acquired
                                           Companies;

                                  (C)      are sufficient for compliance with
                                           all applicable Legal Requirements
                                           and Contracts to which the
                                           Partnership or any Acquired Company
                                           is a party or by which any of them
                                           is bound;

                                  (D)      will continue in full force and
                                           effect following the consummation of
                                           the Contemplated Transactions; and

                                  (E) do not provide for any retrospective premium adjustment or other experienced- based liability on the part of the Partnership or any Acquired Company, except those for which sufficient reserves have been provided on the Balance Sheet and Interim Balance Sheet for such retrospective premium adjustments, as set forth in Part 3.18 of the Disclosure Letter.

                          (ii) None of Seller, the Partnership or any Acquired Company has received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or
                                  (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

                          (iii) The Partnership and the Acquired Companies have paid all premiums due, and have otherwise performed all of their respective obligations, under each policy to which the Partnership or any Acquired Company is a party or that provides coverage to the Partnership or any Acquired Company or director thereof.

                          (iv) The Partnership and the Acquired Companies have given notice to the insurer of all claims that may be insured thereby.

         3.19    Environmental Matters

                 Except as set forth in Part 3.19 of the Disclosure Letter:

                 (a) The Partnership and each Acquired Company is in full compliance with, and is not in violation of or liable under, any Environmental Law. The Partnership and each Acquired Company has cured any and all prior events of non-compliance with and violations of, and has satisfied all liabilities under, all Environmental Laws. None of the Seller, the Partnership or any Acquired Company has any Knowledge of, nor has any of them or, to their Knowledge, any other Person for whose conduct they are or may be held to be responsible received, any actual or Threatened order, notice, or other communication from
                          (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities with respect to any of the Facilities in which Seller, the Partnership or any Acquired Company has or had an interest, or with respect to any Facility or other property at, from or to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by or for Seller, the Partnership or any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (b) There are no pending or, to the Knowledge of Seller, the Partnership and the Acquired Companies, Threatened claims, Proceedings, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities in which Seller, the Partnership or any Acquired Company has or had an interest.

                 (c) None of Seller, the Partnership or any Acquired Company has any Knowledge of, nor has any of them or, to their Knowledge, any other Person for whose conduct they are or may be held responsible, received any citation, directive, inquiry, notice, Order, summons, warning, or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health, and Safety Liabilities, with respect to any of the Facilities in which Seller, the Partnership or any Acquired Company has or had an interest, or with respect to any property or Facility at, from or to which Hazardous Materials generated, manufactured, refined, transferred, imported, used, or processed by or for Seller, the Partnership or any Acquired Company, or any other Person for whose conduct they are or may be held responsible, have been transported, treated, stored, handled, transferred, disposed, recycled, or received.

                 (d) None of Seller, the Partnership or any Acquired Company, nor any other Person for whose conduct they are or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities in which Seller, the Partnership or any Acquired Company (or any predecessor), has or had an interest, or at any property geologically or hydrologically adjoining the Facilities.

                 (e) Neither Seller, the Partnership nor any Acquired Company had any Knowledge of the presence, as of the date of acquisition by the Partnership or any of the Acquired Companies of an interest in any Facility, of any Hazardous Materials on or in the Environment at such Facility, or at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of such Facility or such adjoining property, or incorporated into any structure therein or thereon. Except as set forth in Paragraph 3.19(e) of the Disclosure Letter, each of the matters disclosed in Part 3.19(e) of the Disclosure Letter has been remediated so as to render the affected Facility, property or asset in compliance with all Environmental Laws and Seller, the Partnership and the Acquired Companies have satisfied any and all Environmental, Health and Safety Liabilities with respect thereto.

                          From and after the date of acquisition of an interest in any Facility (as owner or operator) by the Partnership or any of the Acquired Companies, no Hazardous Materials have become present on or in the Environment at the Facilities or, to the Knowledge of Seller, the Partnership and the Acquired Companies, at any geologically or hydrologically adjoining property, including any Hazardous Materials contained in barrels, above or underground storage tanks, landfills, land deposits, dumps, equipment (whether moveable or fixed) or other containers, either temporary or permanent, and deposited or located in land, water, sumps, or any other part of the Facilities or such adjoining property, or incorporated into any structure therein or thereon.

                          None of Seller, the Partnership, any Acquired Company, or any other Person for whose conduct they or any of them are or may be held responsible or, to their Knowledge, any other Person, has permitted or conducted, or has Knowledge of, any Hazardous Activity conducted in, at or upon the Facilities in which Seller, the Partnership or any Acquired Company has or had an interest.

                 (f) From and after the date of acquisition of an interest in any Facility (as owner or operator) by the Partnership or any Acquired Company, there has been no Release in violation of any Environmental Law of any Hazardous Materials at or from such Facilities or, to the Knowledge of Seller, the Partnership and the Acquired Companies, at any other locations, where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities or any geologically or hydrologically adjoining property, whether by Seller, the Partnership or any Acquired Company, or any other Person.

                          To the Knowledge of Seller, the Partnership and the Acquired Companies, there has been no Release prior to the date of acquisition of an interest in any Facility by the Partnership or any Acquired Company (except for the matters disclosed in Part 3.19(e) of the Disclosure Letter, each of which has been remediated so as to render the affected Facility, property or asset in compliance with all Environmental Laws) in violation of any Environmental Law, and no Threat of Release, of any Hazardous Materials at or from such Facilities or, to the Knowledge of Seller, the Partnership and the Acquired Companies, at any other locations, where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities or any geologically or hydrologically adjoining property, whether by Seller, the Partnership or any Acquired Company, or any other Person.

                 (g) Seller has delivered to Buyer true and complete copies of any and all reports, studies, analyses, tests, or monitoring possessed or initiated by Seller, the Partnership or any Acquired Company pertaining to Hazardous Materials or Hazardous Activities in, on, or under the Facilities, or concerning compliance by Seller, the Partnership or any Acquired Company, or any other Person for whose conduct they or any of them are or may be held responsible, with Environmental Laws.

         3.20    Employees

                 (a) Part 3.20 of the Disclosure Letter contains a complete and accurate list of the following information for each employee or director of the Partnership and the Acquired Companies, including each employee on leave of absence or layoff status (but excluding any individual that is an independent contractor); employer; name; job title; current compensation paid or payable and any change in compensation since January 1, 1997; vacation accrued; service credited for purposes of vesting and eligibility to participate under the Partnership or any Acquired Company's pension, retirement, profit-sharing, thrift-savings, deferred compensation stock bonus, outstanding stock option, cash bonus, employee stock ownership (including investment credit or payroll stock ownership), severance pay, insurance, medical, welfare, or vacation plan, other employee pension benefit plan or employee welfare benefit plan, or any other employee benefit plan or any director plan.

                 (b) No Key Employee, officer or director of any Acquired Company and, to the Knowledge of Seller, the Partnership and the Acquired Companies, no employee of the Partnership or any Acquired Company, is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee or director of the Partnership and the Acquired Companies, or
                          (ii) the ability of the Partnership or any Acquired Company to conduct its business, including any Proprietary Rights Agreement with Seller or the Partnership and the Acquired Companies by any such employee or director. No Key Employee or any director or officer of any Acquired Company has Threatened to terminate his employment with the Partnership or such Acquired Company.

                 (c) Part 3.20 of the Disclosure Letter also contains a complete and accurate list of the following information for each retired employee or director of the Partnership and the Acquired Companies, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

                 (d) There are no written employment agreements between the Partnership or any Acquired Company and any employee thereof, except Seller and the Key Employees.

         3.21    Labor Relations; Compliance

                 Except as set forth in Part 3.21 of the Disclosure Letter, since January 1, 1993: (a) neither the Partnership nor any Acquired Company has been or is a party to any collective bargaining or other labor Contract; and (b) there has not been, there is not currently pending or existing, and there is not Threatened, (i) any strike, slowdown, picketing, work stoppage, or employee grievance process, (ii) any Proceeding against or affecting the Partnership or any Acquired Company relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting any of the Partnership and the Acquired Companies or their premises, or (iii) any application for certification of a collective bargaining agent. To the Knowledge of Seller, the Partnership and the Acquired Companies, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by the Partnership or any Acquired Company, and no such action is contemplated by the Partnership or any Acquired Company. Except as set forth in Part 3.21 of the Disclosure Letter, (x) the Partnership and each Acquired Company has complied in all respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing; and (y) neither the Partnership nor any Acquired Company is liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

         3.22    Intellectual Property

                 (a) Intellectual Property Assets--The term "Intellectual Property Assets" includes:

                          (i) the name Westbrooke, all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications, excluding the name "Carr" and any name including "Carr" (collectively, "Marks");

                          (ii) all patents, patent applications, and inventions and discoveries that may be patentable (collectively, "Patents");

                          (iii) all copyrights in both published works and unpublished works (collectively,
                                  "Copyrights");

                          (iv) all rights in mask works (collectively, "Rights in Mask Works"); and

                          (v) all know-how, trade secrets, confidential information, customer lists, software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets"); owned, used, or licensed by the Partnership or any Acquired Company as licensee or licensor.

                 (b) Agreements--Part 3.22(b) of the Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by the Partnership and the Acquired Companies, of all Contracts relating to the Intellectual Property Assets to which the Partnership or any Acquired Company is a party or by which the Partnership or any Acquired Company is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with an original purchase price to the Partnership or any Acquired Company of less than $50,000 under which an Acquired Company or the Partnership is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                 (c)      Know-How Necessary for the Business

                          (i) One or more of the Acquired Companies or the Partnership is the owner of all right, title, and interest in and to each of the Intellectual Property Assets, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims, and except as set forth in Part 3.22(c) of the Disclosure Letter has the right to use without payment to a third party all of the Intellectual Property Assets.

                          (ii) Except as set forth in Part 3.22(c) of the Disclosure Letter, all former and current employees of the Partnership and each Acquired Company have executed written Contracts with one or more of the Acquired Companies or the Partnership that assign to one or more of the Acquired Companies or the Partnership all rights to any inventions, improvements, discoveries, or information relating to the business of the Partnership or any Acquired Company. No Key Employee and, to the Knowledge of Seller, the Partnership and the Acquired Companies, no employee of the Partnership or any Acquired Company has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work to anyone other than one or more of the Acquired Companies or the Partnership.

                 (d) Patents Neither the Partnership nor any Acquired Company nor the Seller own any Patents.

                 (e)      Trademarks

                          (i) Part 3.22(e) of Disclosure Letter contains a complete and accurate list and summary description of all Marks. One or more of the Acquired Companies or the Partnership is the owner of all right, title, and interest in and to each of the Marks, free and clear of all liens, security interests, charges, encumbrances, equities, and other adverse claims.

                          (ii) All Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                          (iii) No Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

                          (iv)    To Seller's Knowledge, there is no
                                  potentially interfering trademark or
                                  trademark application of any third party.

                          (v)     No Mark is infringed or, to Seller's
                                  Knowledge, has been challenged or threatened in any way. None of the Marks used by the Partnership or any Acquired Company infringes or is alleged to infringe any trade name, trademark, or service mark of any third party.

                          (vi) All products and materials containing a Mark bear the proper federal registration notice where permitted by law.

                 (f) Copyrights. Except as set forth in Part 3.22(f) of the Disclosure Letter, neither the Partnership nor any Acquired Company nor the Seller own any Copyrights.

         3.23    Certain Payments

                 Neither the Seller, the Partnership, the Acquired Companies nor any director, officer, agent, employee, consultant or contractor, of the Partnership or any Acquired Company, has directly or indirectly:

                 (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Partnership or any Acquired Company or any affiliate of the Partnership or an Acquired Company, or (iv) in violation of any Legal Requirement; or

                 (b) established or maintained any fund or asset that has not been recorded in the books and records of the Partnership and the Acquired Companies.

         3.24    Disclosure

                 (a) The representation(s) and warranties of Seller in this Agreement and the statements in the Disclosure Letter, supplements to the Disclosure Letter and the Master Disclosure List, collectively, do not omit to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                 (b) No notice given pursuant to Section 5.5 will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein or in this Agreement, or in the Disclosure Letter, the supplements to the Disclosure Letter or the Master Disclosure List, collectively, in light of the circumstances in which they were made, not misleading.

                 (c) There is no fact to the Knowledge of Seller that has specific application to Seller, the Partnership or any Acquired Company (other than general economic or industry conditions) that would have a Material Adverse Effect or Threatens to have a Material Adverse Effect upon the Partnership and the Acquired Companies (on a consolidated basis) that has not been set forth in this Agreement, the Disclosure Letter, supplements to the Disclosure Letter and the Master Disclosure List, collectively.

         3.25    Relationships with Related Persons

                 Except as set forth in Part 3.25 of the Disclosure Letter, neither Seller nor any Related Person of Seller or of the Partnership or any Acquired Company:

                 (a) has, or since the first day of the next to last completed fiscal year of the Partnership and the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible, but excluding such inherently personal effects as, without limitation, desk ornaments, wall decorations, and fish tanks, fish (living or otherwise), and related accessories, used in or pertaining to the Partnership's or the Acquired Companies' businesses;

                 (b) is, or since the first day of the next to last completed fiscal year of the Partnership and the Acquired Companies has owned (of record or as a beneficial owner), an equity interest or any other financial or profit interest in, a Person that has
                          (i) had business dealings or a material financial interest in any transaction with the Partnership or any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Partnership and the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in competition with the

                          Partnership or any Acquired Company with respect to any line of the products or services of the Partnership or any such Acquired Company (a "Competing Business") in any market presently served by the Partnership or any such Acquired Company except for ownership (of records or as a beneficial owner) of less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any national, regional or foreign recognized exchange, the NASDAQ, Stock Market or the over-the-counter market; or

                 (c) is a party to any Contract with, or has any claim or right against, the Partnership or any Acquired Company.

         3.26    Brokers or Finders

                 Seller and his agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         3.27    No Partnership, Joint Venture, etc.

                 Except for their interest in the Partnership or as set forth in Part 3.27 of the Disclosure Letter, none of the Acquired Companies has an interest in any general or limited partnership, joint venture, corporation, limited liability company, trust or other entity.

         3.28    Hart-Scott-Rodino

                 Seller represents and warrants that the real estate inventory reflected on the Interim Balance Sheet consists of (i) residential property, or (ii) unproductive real property, and that the fair market value of the remaining non-real estate inventory assets reflected on the Interim Balance Sheet is less than $15 Million. For purposes of this Section 3.28, the term "residential property" shall mean: real property that is used primarily for residential purposes, including residences, common areas on the property (including parking and recreational facilities), and assets incidental to the ownership of such property, including cash, prepaid taxes or insurance, rental receivables and the like. For purposes of this Section 3.28, the term "unproductive real property" shall mean: any real property, including raw land, structures or other improvements (but excluding equipment), associated production and exploration assets, natural resources and assets incidental to the ownership of the real property, that has not generated total revenues in excess of $5 million during the thirty-six (36) months preceding Closing; provided that unproductive real property does not include manufacturing or non-manufacturing facilities that have not begun operation, manufacturing or non- manufacturing facilities that were in operation at any time during the twelve (12) months preceding Closing, and real property that is either adjacent to or used in conjunction with real estate that is not unproductive real property. "Associated production and exploration assets" means equipment, machinery, fixtures and other assets that are integral and exclusive current or future exploration or production activities associated with the carbon-based mineral reserves that are being acquired. "Associated production and exploration assets" do not include the following: any pipeline and pipeline system or processing facility which transports or processes oil and gas after it passes through the meter of a producing field located within reserves that are being acquired, and any pipeline or pipeline system that receives gas directly from gas wells for transportation to a natural gas processing facility or other destination. Nothing in this representation or warranty shall be deemed to imply that Seller or his Representatives have determined whether any exemption to the filing requirements of the Hart Scott Rodino Antitrust Improvement Act has been satisfied. The provisions of this Section shall be interpreted according to their plain meaning and no preference shall be given to regulatory or judicial interpretations of similar terms and provisions of the Hart Scott Rodino Antitrust Improvement Act.

4.       REPRESENTATIONS AND WARRANTIES OF BUYER

         Buyer, Newmark and Pacific USA, respectively, represent and warrant to Seller as follows:

         4.1     Organization and Good Standing

                 Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida, with full corporate power and authority to acquire and own the Shares.

         4.2     Authority; No Conflict

                 (a)      Buyer:

                          (i) This Agreement constitutes the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Escrow Agreement (Shares), the Escrow Agreement (Additional Consideration), the Employment Agreements, the Non-Competition Agreement, the Promissory Notes, the Pledge Agreement, Buyer's Stock Powers, Buyer's Certificate, the

                          Substitute Guarantees and the additional documents required by Section 8.4 (collectively, the "Buyer's Closing Documents"), the Buyer's Closing Documents will constitute the legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Buyer's Closing Documents and to perform its obligations under this Agreement and the Buyer's Closing Documents.

                          (ii) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will, with or without the giving of notice or passage of time:

                                  (x) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Buyer or any resolution adopted by the board of directors or the stockholders of Buyer,

                                  (y) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Buyer is subject, or

                                  (z) contravene, conflict with, or result in violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract to which Buyer is a party or by which Buyer may be bound, to the extent the same would have a Material Adverse Effect upon Buyer's ability to perform its obligations under this Agreement or any agreement delivered by it hereunder.

                 (b)      Newmark:

                          (i) This Agreement constitutes the legal, valid, and binding obligation of Newmark, enforceable against Newmark in accordance with its terms. Upon the execution and delivery by Newmark of this Agreement, the Escrow Agreement (Additional Consideration) and any documents required by Section 2.5(c) (collectively, "Newmark Closing Documents"), the Newmark Closing Documents will constitute the legal, valid, and binding obligations of Newmark enforceable against Newmark in accordance with their respective terms. Newmark has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Newmark Closing Documents and to perform its obligations under this Agreement and the Newmark Closing Documents.

                          (ii) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Newmark nor the consummation or performance of any of the Contemplated Transactions by Newmark will, with or without the giving of notice or passage of time:

                                  (x) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Newmark or any resolution adopted by the board of directors or the stockholders of Newmark,

                                  (y) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Newmark is subject, or

                                  (z) contravene, conflict with, or result in violation or breach of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify any Contract to which Newmark is a party or by which Newmark may be bound, to the extent the same would have a Material Adverse Effect upon Newmark's ability to perform its obligations under this Agreement or any agreement delivered by it hereunder.

                 (c)      Pacific USA:

                          (i) This Agreement constitutes the legal, valid, and binding obligation of Pacific USA, enforceable against Pacific USA in accordance with its terms. Upon the execution and delivery by Pacific USA of this Agreement and any documents required by Section 2.5(c) (collectively,

                          "Pacific Closing Documents"), the Pacific Closing Documents will constitute the legal, valid, and binding obligations of Pacific USA enforceable against Pacific USA in accordance with their respective terms. Pacific USA has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the Pacific Closing Documents and to perform its obligations under this Agreement and the Pacific Closing Documents.

                          (ii) Except as set forth in Schedule 4.2, neither the execution and delivery of this Agreement by Pacific USA nor the consummation or performance of any of the Contemplated Transactions by Pacific USA will, with or without the giving of notice or passage of time:

                                  (x) contravene, conflict with, or result in a violation of any provision of the Organizational Documents of Pacific USA or any resolution adopted by the board of directors or the stockholders of Pacific USA,

                                  (y) contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which Pacific USA is subject, or

                                  (z) contravene, conflict with, or result in violation of any provision of, or give any Person the right to declare a default or exercise a remedy under, or to accelerate the maturity or performance of or to cancel, terminate or modify any Contract to which Pacific USA is a party or by which it may be bound, to the extent the same would have a Material Adverse Effect upon Pacific USA's ability to perform its obligations under this Agreement or any agreement delivered by it hereunder.

                 (d) Except as set forth in Schedule 4.2, neither Buyer, Newmark, nor Pacific USA is or will be required to give any notice or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

         4.3     Investment Intent

                 Buyer is acquiring the Shares and, if the Option is elected by a Key Employee, shall acquire the electing Key Employee's KE Partnership Interest, for its own account and not with a view to distribution thereof within the meaning of Section 2(11) of the Securities Act. Newmark owns 100% of the capital stock of Buyer and is an "accredited investor," as such term is defined in Rule 501(a) under the Securities Act.

         4.4     Certain Proceedings

                 There is no pending Proceeding that has been commenced by or against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Knowledge of Buyer, Newmark and Pacific USA, no such Proceeding has been Threatened and no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding.

         4.5     Brokers or Finders

                 Buyer, Newmark, Pacific USA and their respective officers and agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Seller harmless from any such payment alleged to be due by or through Buyer as a result of the action of Buyer or its shareholders, directors, officers or agents.

         4.6 Buyer acknowledges receipt of all documents specifically identified in the Disclosure Letter in the Master Disclosure List or in any attachment thereto.

5.       COVENANTS OF SELLER PRIOR TO CLOSING DATE

         5.1     Access and Investigation

                 Between the date of this Agreement and the Closing Date (if any such period exists), Seller will, and will cause the Partnership and each Acquired Company and their Representatives to, (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, "Buyer's Advisors") full and free access to the Partnership's and each Acquired Company's personnel, properties (including subsurface testing), contracts, books and records, and other documents and data, (b) furnish Buyer and Buyer's Advisors with copies of all such contracts, books and records, and other existing documents and data as Buyer may reasonably request, and (c) furnish Buyer and Buyer's

                 Advisors with such additional financial, operating, and other data and information as Buyer may reasonably request.

         5.2 Operation of the Businesses of the Partnership and the Acquired Companies

                 Between the date of this Agreement and the Closing Date (if any such period exists), Seller will, and will cause the Partnership and each Acquired Company to:

                 (a) conduct the business of the Partnership such Acquired Company only in the Ordinary Course of Business;

                 (b) use their Best Efforts to preserve intact the current business organization of the Partnership and each Acquired Company, keep available the services of the current officers, employees, and agents of the Partnership and each Acquired Company, and maintain the relations and good will with suppliers, customers, landlords, creditors, employees, agents, and others having business relationships with the Partnership and Acquired Company;

                 (c) confer with Buyer concerning operational matters of a material nature; and

                 (d) otherwise report periodically to Buyer concerning the status of the business, operations, and finances of the Partnership and each Acquired Company.

         5.3     Negative Covenant

                 Except as otherwise expressly permitted by this Agreement, between the date of this Agreement and the Closing Date (if any such period exists), Seller will not, and will cause the Partnership and each Acquired Company not to, without the prior consent of Buyer, take any affirmative action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in
                 Section 3.16 is likely to occur.

         5.4     Required Approvals

                 Seller has or will, and has caused or will cause the Partnership and each Acquired Company to, make all filings required by Legal Requirements to be made by them in order to consummate the Contemplated Transactions. Seller will, and will cause the Partnership and each Acquired Company to, (a) cooperate with Buyer with respect to all filings that Buyer elects to make or is required by Legal Requirements to make in connection with the Contemplated Transactions, and (b) cooperate with Buyer in obtaining all consents identified in
                 Schedule 4.2.

         5.5     Notification

                 Between the date of this Agreement and the Closing Date (if any such period exists) and thereafter, Seller will promptly notify Buyer in writing if Seller, the Partnership or any Acquired Company becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller's representations and warranties as of the date of this Agreement, or if such Seller, the Partnership or any Acquired Company becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the Disclosure Letter if the Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, Seller will promptly deliver to Buyer a supplement to the Disclosure Letter specifying such change. During the same period, Seller will promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Section 5 or of the occurrence of any event that may make the satisfaction of the conditions in Section 7 impossible or unlikely.

         5.6     Payment of Indebtedness by Related Persons

                 Except as expressly provided in this Agreement, Seller will cause all indebtedness owed to the Partnership or any Acquired Company by Seller or any Related Person of Seller to be paid in full prior to Closing.

         5.7     No Negotiation

                 Until such time, if any, as this Agreement is terminated pursuant to Section 9, Seller will not, and will cause the Partnership and each Acquired Company and each of their Representatives not to, directly or indirectly solicit, initiate, or encourage any inquiries or proposals from, discuss or negotiate with, provide any non-public information to, or consider the merits of any unsolicited inquiries or proposals from, any Person (other than Buyer) relating to any transaction involving the sale of the business or assets (other than in the Ordinary Course of Business) of the Partnership or any Acquired Company, or any of the capital stock of the Partnership or any Acquired Company, or any merger, consolidation, business combination, or similar transaction involving the Partnership or any Acquired Company.

         5.8     Best Efforts

                 Between the date of this Agreement and the Closing Date, Seller will use his Best Efforts to cause the conditions in
                 Section 7 to be satisfied.

6.A      COVENANTS OF BUYER PRIOR TO CLOSING DATE

         6.A.1   Approvals of Governmental Bodies

                 As promptly as practicable after the date of this Agreement, Buyer will, and will cause each of its Related Persons to, make all filings required by Legal Requirements to be made by them to consummate the Contemplated Transactions. Between the date of this Agreement and the Closing Date, Buyer will, and will cause each Related Person to, cooperate with Seller with respect to all filings that Seller is required by Legal Requirements to make in connection with the Contemplated Transactions, and (ii) cooperate with Seller in obtaining all consents identified in Part 3.2 of the Disclosure Letter; provided that this Agreement will not require Buyer to dispose of or make any change in any portion of its business or to incur any other burden to obtain a Governmental Authorization.

         6.A.2   Best Efforts

                 Except as set forth in the proviso to Section 6.1, between the date of this Agreement and the Closing Date, Buyer will use its Best Efforts to cause the conditions in Section 7 to be satisfied.

6.B      COVENANTS OF BUYER AFTER CLOSING DATE

         6.B.1   Special Allocation Agreement

         Buyer agrees that Seller shall, at Buyer's expense, have prepared at Seller's direction the federal income tax returns for the Partnership and each Acquired Company for the tax year ended December 31, 1997. Before the due date for filing the Partnership's federal income tax return for its 1997 fiscal year, Buyer further agrees to cause the Acquired Companies to amend the Partnership Agreement at the direction of Seller in order to make any retroactive changes to the allocation of income, gain, loss, deductions and credits (and any items thereof) for the tax year ended December 31, 1997 as permitted by Section 706 of the Internal Revenue Code of 1986, as amended.

         6.B.2   Replacement Note Delivery

         On or before the day after the second anniversary of the Closing Date (time being of the essence), upon and in exchange for surrender and delivery to Buyer of the Non-Negotiable Promissory Note, Buyer shall execute and deliver to Seller, or any other Person designated by Seller by notice given to Buyer in accordance with Section 12.4, a promissory note, which in all respects shall be a fully negotiable instrument, in the form of Exhibit 6.B.2 (the "Replacement Note").
         The original principal amount of the Replacement Note shall be the outstanding principal balance of the Non-Negotiable Promissory Note on such date, less the amount of any set off(s) made in accordance with
         Section 11.8 hereof.

         6.B.3  Release of Seller Guarantees

         Buyer and Newmark shall use their Best Efforts to obtain and deliver to Seller releases from liability for the matters described in Exhibit 6.B.3; provided that Buyer's and Newmark's Best Efforts shall include the giving of its guaranty in consideration for such release, but shall otherwise exclude any obligation to incur any out of pocket cost or expense in connection therewith.

         6.B.4   Operations

         Buyer agrees that all business operations to be managed by Seller under Seller Employment Agreement shall be conducted solely by the Partnership, any partner of the Partnership or any other Subject Entity.

         6.B.5.  Certain Indemnifications in favor of Seller.

         Buyer and Newmark shall, jointly and severally, indemnify, defend and hold Seller harmless for and will pay to Seller the amount of, any loss, liability claim, damage, or expense arising out of, or in connection with the matters described in Exhibit 6.B.5. Provided, however, such obligation to indemnify, defend and hold harmless shall not apply to such matters to the extent the same results from Seller's material breach of any covenant, representation or warranty herein.

7.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE

         Buyer's obligation to purchase the Shares and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

         7.1     Accuracy of Representations

                 (a) All of Seller's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement, and must be accurate in all material respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter delivered after the Effective Date.

                 (b) Each of Seller's representations and warranties in Sections 3.3, 3.4, 3.12, and 3.24 must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Closing Date as if made on the Closing Date, without giving effect to any supplement to the Disclosure Letter delivered after the Effective Date.

         7.2     Performance by Seller and Key Employees:

                 (a) All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                 (b) Each document required to be delivered by Seller pursuant to Section 2.5(a) must have been delivered, and each of the other covenants and obligations in Sections 5.4 and 5.8 must have been performed and complied with in all respects.

                 (c) All of the covenants and obligations that the Key Employees are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively) and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                 (e) Each document required to be delivered by the Key Employees pursuant to Section 2.5(b) must have been delivered.

         7.3     Consents

                 Each of the Consents identified in subparts _____ and _____ of
                 Part 3.2 of the Disclosure Letter, must have been obtained and must be in full force and effect.

         7.4     Additional Documents

                 Each of the following documents must have been delivered to
                 Buyer:

                 (a) opinions of Zack Kosnitzky, P.A. and Wampler, Buchanan & Breen, P.A., each dated the Closing Date, in the forms of Exhibit 7.4(a)-1 and Exhibit 7.4(a)-(2);

                 (b) estoppel certificates executed on behalf of the holder of each Applicable Loan Contract as of the Closing Date each in the approved form set forth in
                          Exhibit 7.4(b) and by the managing agent or other authorized agent of each Homeowners' Association dated within fifteen (15) days prior to the Closing Date, each in the applicable form in Exhibit 7.4(b); and

                 (c) such other documents as Buyer may reasonably request for the purpose of (i) enabling its counsel to provide the opinions referred to in Section 8.4(a),
                          (ii) evidencing the accuracy of any of Seller's representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this
                          Section 7, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         7.5     No Proceedings

                 Since the date of this Agreement, there must not have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the Contemplated Transactions, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the Contemplated Transactions.

         7.6     No Claim Regarding Stock Ownership or Sale Proceeds

                 There must not have been made or Threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, any of the Partnership and the Acquired Companies, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares or the consideration payable for any of the KE Partnership Interests.

         7.7     No Prohibition

                 Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any Material Adverse Effect under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise formally proposed by or before any Governmental Body.

8.       CONDITIONS PRECEDENT TO SELLER'S  OBLIGATION TO CLOSE

         Seller's obligation to sell the Shares and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller, in whole or in part):

         8.1     Accuracy of Representations

                 All of Buyer's, Newmark's and Pacific USA's representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects as of the date of this Agreement and must be accurate in all material respects as of the Closing Date as if made on the Closing Date.

         8.2     Buyer's and Newmark's Performance

                 (a) All of the covenants and obligations that Buyer or Newmark is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                 (b) Buyer and Newmark must have delivered each of the documents required to be delivered by Buyer and Newmark, respectively, pursuant to Section 2.5(c) and 2.3(d).

         8.3     Consents

                 Each of the Consents identified in Subparts _____ and ______ of Part 3.2 of the Disclosure Letter must have been obtained and must be in full force and effect.

         8.4     Additional Documents

                 Buyer, Newmark and Pacific USA, as the case may be, must have caused the following documents to be delivered to Seller:

                 (a) opinions of Katz, Barron, Squitero, Faust & Berman, P.A. and Wolin, Ridley & Fuller, each dated the Closing Date, in the applicable forms of Exhibit 8.4(a)-1 and Exhibit 8.4(a)-2; and

                 (b) such other documents as Seller may reasonably request for the purpose of (i) enabling his counsel to provide the opinions referred to in Section 7.4(a),
                          (ii) evidencing the accuracy of any representation or warranty of Buyer, Newmark and Pacific USA, (iii) evidencing the performance by Buyer, Newmark and Pacific USA of, or the compliance by Buyer, Newmark and Pacific USA with, any covenant or obligation required to be performed or complied with by Buyer, Newmark and Pacific USA, (ii) evidencing the satisfaction of any condition referred to in this
                          Section 8, or (v) otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

         8.5     No Injunction

                 There must not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the sale of the Shares by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.       TERMINATION

         9.1     Termination Events

                 This Agreement may, by notice given prior to or at the Closing, be terminated:

                 (a) by either Buyer or Seller if a material Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                 (b)      (i)     by Buyer if any of the conditions in Section
                                  7 has not been satisfied as of the Closing
                                  Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer, Newmark or Pacific USA to comply with its respective obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or
                                  (ii) by Seller, if any of the conditions in
                                  Section 8 has not been satisfied of the
                                  Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with his obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                 (c)      by mutual consent of Buyer and Seller; or

                 (d) by either Buyer or Seller if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement or the failure of any Related Person of that party to comply fully with its or his obligations under this Agreement) on or before January 15, 1998, or such later date as the parties may agree upon.

         9.2     Effect of Termination

                 Each party's right of termination under Section 9.1 is in addition to any other rights it or he may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Sections 12.1 and
                 12.3 will survive; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

10.      OPTION OF KEY EMPLOYEES

         10.1    Option Grant and Exercise Period

                 Each of the Key Employees shall have the Option, as that term is hereinafter defined, exercisable during the period (the "Option Period") (a) commencing on the later of (i) January 1, 2000 and (ii) the day after the second anniversary of the effectiveness of admission of the Key Employees as partners of the Partnership in accordance with the provisions of Amendment No. 2 of the Agreement of Partnership of The Westbrooke Partnership, which agreement is to be executed and delivered in the form attached hereto as Exhibit 10.1 (the "New Partners Agreement"), and in accordance with the provisions of the Partnership Agreement and the Florida Revised Uniform Partnership Act of

                 1995, as those terms are defined in the New Partners Agreement, and (b) continuing through February 29, 2000. The Option shall be exercised, if at all, by delivering to Buyer during the Option Period, time being strictly of the essence:

                 (a) three (3) original counterparts of the assignment of the electing Key Employee's KE Partnership Interest in the form of Exhibit 10.1(b), duly executed by such Key Employee (the "KE Assignment");

                 (b) release in the form of Exhibit 10.1(c) duly executed by such Key Employee (the "KE Second Releases"); and

                 (c) a certificate executed by such Key Employee representing and warranting to Buyer such Key Employee's representations and warranties in this Agreement were accurate in all respects as of the date of this Agreement and are accurate in all respects as of the then current date as if made on that date (giving full effect to any supplements to the KE Disclosure Letter that were delivered by such Key Employee to Buyer prior to the Closing Date or the date of exercise of the Option in accordance with
                          Section 10.8) (the "KE Second Certificate").

                 Subject to satisfaction of the conditions set forth in Section
                 10.9 below, the closing of the sale of the KE Partnership Interest of any Key Employee exercising his or her Option hereunder (the "Option Closing") shall occur on the date (the "Option Closing Date") of Buyer's written acceptance of the documents in (a) through (c) above.

                 Upon occurrence of any of the events described in Section 10.3(c)(ii) as to any Key Employee, such Key Employee shall be deemed to have irrevocably waived the Option and his or her right to exercise the same hereunder.

         10.2    Definition of the Option and Option Exercise Price

                 The "Option" is the option of each Key Employee to sell to the Buyer the entire right, title and interest of that Key Employee in and to all (but not less than all) of the KE Partnership Interest of that Key Employee, as that term is defined in the New Partners Agreement, in consideration for the payments described below in this Section 10 by Buyer and
                 Newmark:

                 (a) For each of the two Calculation Years beginning on January 1, 1998, and ending on December 31, 1999:

                                  (i) the amount equal to 1.98% of the Net Income, as defined in Section
                                           2.2(b), for the respective
                                           Calculation Year; plus

                                  (ii)     $200,000;  if Cumulative Net Income
                                           (as determined in accordance with
                                           the provisions of Section 2.2(b))
                                           has been achieved, or if the last
                                           sentence in Section 2.2(b)(1) with
                                           respect to such Calculation Year
                                           applies; plus

                                  (iii) an amount equal to the interest rate calculated, during the calculation period commencing on April 30, 1999 and continuing through the date or dates of payment of the sums due under this Subsection 10.2(a), on the sum of the amounts determined under Sections 10.2(a)(i) and (ii) for the Calculation Year beginning on January 1, 1998 and ending
                                           December 31, 1998, at the lowest
                                           federal mid-term rate under Section
                                           1274 of the IRC that is effective on
                                           April 30, 1999.

                 (b) For each Calculation Year commencing after December 31, 1999 and ending December 31, 2002:

                                  (i) the amount equal to 2.00% of the Net Income for the respective
                                           Calculation Year; plus

                                  (ii)     $200,000 if Cumulative Net Income
                                           (as determined in accordance with
                                           the provisions of Section 2.2(b))
                                           has been achieved, or if the last
                                           sentence in Section 2.2(b)(1)
                                           applies to such Calculation Year.

         10.3    Payment Terms of the Option Exercise Price

                 (a) Buyer and Newmark jointly and severally shall make all payments due under Section 10.2(a) and (b) for the applicable Calculation Year at the respective times and in the manner in which Buyer or Newmark is obligated to make payments to Seller for that Calculation Year pursuant to the provisions of
                          Section 2.2(b), except that (i) such payments pursuant to the provisions of Section 10.2(a) shall be due and payable on or before ten (10) days following completion of the audit for the fiscal year ending December 31, 1999, but in any event prior to April 30, 2000 and (ii) all payments pursuant to the provisions of this Section 10 shall be subject to the provisions of Section 10.3(c)(ii).

                 (b) The characterization of each payment under Sections 10.2(a)(ii) and 10.2(b)(ii) shall be in accordance with the provisions for characterization of Additional Consideration under Section 2.2(b)(4).

                 (c) It is understood and agreed that each payment pursuant to the provisions of this Section 10 is contingent:

                          (i) since it is based on future operations of the Subject Entities; and

                          (ii) since it shall not be payable for any Calculation Year during which the respective Key Employee's employment under the applicable KE Employment Agreement is terminated

                                  (A)      by the employer therein for "cause"
                                           or by that Key Employee otherwise
                                           than for "cause" as each such term
                                           is defined in the applicable KE
                                           Employment Agreement, or

                                  (B)      because of the disability or death
                                           of that Key Employee, as those terms
                                           are contemplated by the KE
                                           Employment Agreements, except that
                                           any amount that otherwise would be
                                           payable in respect of the
                                           Calculation Year during which that
                                           Key Employee's employment is
                                           terminated for a reason stated in
                                           this Section 10.3(c)(ii)(B) shall be
                                           payable to the extent of the product
                                           of that amount multiplied by a
                                           fraction of which the numerator is
                                           the number of days in that
                                           Calculation Year expired as of the
                                           date of termination of employment
                                           for that reason and the denominator
                                           is 365.  If, as of the date of death
                                           or disability of a Key Employee, the
                                           Cumulative Net Income allocable to
                                           the year of death or disability
                                           and/or one or more subsequent
                                           Calculation Year has been achieved,
                                           then the deceased or disabled Key
                                           Employee (or his or her estate)
                                           shall be entitled to receive payment
                                           of sums under Section 10.2(a)(ii)
                                           and (iii) and (b)(ii) on account of
                                           such Calculation Year(s), subject to
                                           adjustment for any reduction in
                                           Cumulative Net Income in any such
                                           Subsequent Calculation Year(s) and
                                           any such payment shall be made in
                                           the time and manner required by
                                           Section 10.2(a) and (b), as if no
                                           death or disability had occurred.

                          If, as of the date of death or disability of a Key Employee, the cumulative Net Income allocable to the year of death or disability and/or one or more subsequent Calculation Year has been achieved, then the deceased or disabled Key Employee (or his or her estate) shall be entitled to receive payment of sums under Section 10.2(a)(ii) and (iii) and (b)(ii) on account of such calculation year(s), subject to adjustment for any reduction in cumulative Net Income in any such subsequent Calculation Year(s), and any such payment shall be made in the time and manner required by Section 10.2(a) and (b), as if no death or disability had occurred.

         10.4 The provisions of Section 2.2(b)(7) and (8) shall apply to all payments under Sections 10.2(a)(ii) and 10.2(b)(ii) with the same effect as though such provisions were sent forth herein with the reference therein to "Additional Consideration" were changed to "payment under Sections 10.2(a)(ii) and 10.2(b)(ii)."

         10.5 Buyer shall have the right to make a timely election under Section 754 (as applicable) of the IRC with respect to its purchase of the KE Partnership Interest of each Key Employee that exercises his or her Option, and shall seek equivalent treatment of such purchase under all applicable state and local tax laws, to the extent such treatment is available. If required, the Key Employees shall join in such election. If, as a result of a step-up in basis for Buyer as a result of Section 754 (as applicable) of the IRC, such Key Employee(s) shall have an effective tax rate of greater than the lowest capital gains rate then in effect and applicable to such Key Employee(s) with respect to any purchase price paid in exchange for the KE Partnership Interests, then Buyer will agree to increase the sums payable under
                          Section 10.2(a) or (b) hereof so that the net effective after-tax benefit to such Key Employee(s) reflects the rate that would have been payable by each had Section 754 (as applicable) of the IRC not applied.

         10.6 Each of the Key Employees shall severally, but not jointly, indemnify the Partnership and the Buyer and hold each of them harmless for, and will pay them in the aggregate the amount of, any liability or reasonable expense or cost relating to any requirement to treat as compensation any of the payments to that Key Employee pursuant to the provisions of this Section 10.

         10.7    Representations and Warranties of Key Employees

                 10.7.1   Authority; No Conflict

                 (a) This Agreement constitutes the legal, valid, and binding obligation of the Key Employees, enforceable against each of them in accordance with its terms. Upon the execution and delivery by the Key Employees of the Employment Agreements, the KE Noncompetition Agreements, the New Partners Agreement, the Restated Partnership Agreement, and the KE First Releases, the KE Second Releases, the KE Assignment, KE First Certificate and the KE Second Certificate, (collectively, the "KE Closing Documents"), the KE Closing Documents will constitute the legal, valid, and binding obligations of the respective Key Employee enforceable against such Key Employee in accordance with their terms. The Key Employees each have the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the KE Closing Documents and to perform their obligations under this Agreement and the KE Closing Documents.

                 (b) Except as set forth in Part 10.7.1 of the KE Disclosure Letter, neither the execution and delivery of this Agreement by any of the Key Employees nor the consummation or performance of any of the Contemplated Transactions by any Key Employee will give any Person the right to prevent, delay, or otherwise interfere with any of the Contemplated Transactions pursuant to:

                          (i) any Legal Requirement or Order to which such Key Employee may be subject; or

                          (ii) any Contract to which any Key Employee is a party or by which any Key Employee may be bound.

                 Except as set forth in Part 10.7.1 of the KE Disclosure Letter, the Key Employees are not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

                 10.7.2   Certain Proceedings

                 There is no pending Proceeding that has been commenced against any Key Employee and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the Contemplated Transactions. To the Key Employees' Knowledge, no such Proceeding has been Threatened.

                 10.7.3   Brokers or Finders

                 The Key Employees have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement and will indemnify and hold Buyer harmless from any such payment alleged to be due by or through any Key Employee as a result of the action of any Key Employee or its agents.

                 10.7.4   Ownership of KE Partnership Interests

                 On the Closing Date, the Key Employees will be the record and beneficial owners and holders of all of the KE Partnership Interests, in the proportions designated in Exhibit 3.3 as "revised interests", free and clear of all Encumbrances. No legend or other reference to any purported Encumbrance appears, or shall appear, upon any certificate representing equity securities of the Partnership. All of the KE Partnership Interests have been duly authorized and validly issued and are fully paid and nonassessable. None of the KE Partnership Interests were issued in violation of the Securities Act or any other Legal Requirement.

                 10.7.5 Stock Options

                 The Key Employees are not a party to any Contract under which he or she holds an option to purchase Shares or an interest in the Partnership, other than the KE Partnership Interests.

                 10.7.6 No Proprietary Rights Agreements

                 No Key Employee is a party to, or is otherwise bound by, Proprietary Rights Agreement that in any way adversely affects or will affect the performance of his or her duties under the KE Employment Agreements, including any Proprietary Rights Agreement with Seller, the Partnership or the Acquired Companies.

                 10.7.7 Certain Payments

                 No Key Employee has directly or indirectly:

                 (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Partnership or any Acquired Company or any Affiliate of the

                 Partnership or an Acquired Company, or (iv) in violation of any Legal Requirement; or

                 (b) established or maintained any fund or asset that has not been recorded in the books and records of the Partnership and the Acquired Companies.

                 10.7.8 Relationships with Related Persons

                 No Key Employee:

                 (a) has, or since the first day of the next to last completed fiscal year of the Partnership and the Acquired Companies has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Partnership's or the Acquired Companies' businesses;

                 (b) is, or since the first day of the next to last completed fiscal year of the Partnership and the Acquired Companies has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has
                          (i) had business dealings or a material financial interest in any transaction with the Partnership or any Acquired Company other than business dealings or transactions conducted in the Ordinary Course of Business with the Partnership and the Acquired Companies at substantially prevailing market prices and on substantially prevailing market terms, or (ii) engaged in a Competing Business in any market presently served by the Partnership or any such Acquired Company except for less than one percent of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market; or

                 (c) is a party to any Contract with, or has any claim or right against, the Partnership or any Acquired Company.

                 10.7.9   Employment Agreements

                          There are no or, as of Closing shall not be any, written employment agreements between the Partnership or any Acquired Company and the Key Employees, except the KE Employment Agreements.

                 Each Key Employee shall indemnify, defend and hold Buyer harmless of and from any and all damages, loss, cost and liability suffered by Buyer, including reasonable attorneys' fees and expenses, incurred by Buyer as a result of the falsity of any representation or warranty made by such Key Employee in this Agreement.

         10.8 Between the date of this Agreement and the Option Closing Date, each Key Employee will promptly notify Buyer in writing if such Key Employee becomes aware of any fact or condition that causes or constitutes a Breach of any of such Key Employee's representations and warranties as of the date of this Agreement, or if such Key Employee becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a Breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. Should any such fact or condition require any change in the KE Disclosure Letter if the KE Disclosure Letter were dated the date of the occurrence or discovery of any such fact or condition, such Key Employee will promptly deliver to Buyer a supplement to the KE Disclosure Letter specifying such change. During the same period, the Key Employees will promptly notify Buyer of the occurrence of any Breach of any covenant of Key Employee in this Section 10.8 or of the occurrence of any event that may make the satisfaction of the conditions in Section 10.9 impossible or unlikely.

         10.9    Conditions to Buyer's Obligation under Option

                 Buyer's obligation to purchase the KE Partnership Interests is subject to the satisfaction, at or prior to the Option Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                 10.9.1 Accuracy of Representations

                 All of the representations and warranties in this Agreement of the Key Employee exercising the Option must have been accurate in all respects as of the date of this Agreement, and must be accurate in all respects as of the Option Closing Date as if made on the Option Closing Date, without giving effect to any supplement to the KE Disclosure Letter.

                 10.9.2 Key Employee's Performance

                 (a) All of the covenants and obligations that the Key Employee exercising the Option is required to perform or to comply with pursuant to this Agreement at or prior to the Option Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                 (b)      Each document required to be delivered pursuant to
                          Section 10.1 must have been delivered, and each of the other covenants and obligations in Section 10 must have been performed and complied with in all respects.

                 10.9.3   Seller's Performance

                 The conditions of Section 7 of this Agreement shall have been satisfied or waived.

11.      INDEMNIFICATION; REMEDIES

         11.1    Survival; Right to Indemnification not Affected by Knowledge

                 All representations, warranties, covenants, and obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, Seller's Certificate, Buyer's Certificate, and any other certificate or document delivered pursuant to this Agreement and identified in this Agreement or in the Disclosure Letter or in any supplement thereto, or in the Master Disclosure List attached to this Agreement (the "Master Disclosure List") will survive the Closing for the period set forth in Section 11.5. The right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants, and obligations will not be affected by any investigation conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant, or obligation. The waiver of any condition to Closing based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants, and obligations.

         11.2    Indemnification and Payment of Damages by Seller

                 (a) Seller will indemnify and hold harmless Pacific USA, Newmark, Buyer, the Partnership and the Acquired Companies, and their respective Representatives, stockholders, controlling persons (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys'

                 fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                          (i) any Breach of any representation or warranty made by Seller in this Agreement (without giving effect to any supplement to the Disclosure Letter), the Disclosure Letter, the supplements to the Disclosure Letter delivered after the Effective Date, if any, or any other certificate or document delivered by Seller pursuant to this Agreement and identified in this Agreement, in the Disclosure Letter and any supplement thereto or in the Master Disclosure List;

                          (ii) any Breach of any representation or warranty made by Seller in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Disclosure Letter, delivered after the Effective Date, if any, other than any such Breach that is disclosed in a supplement to the Disclosure Letter;

                          (iii) any Breach by Seller of any covenant or obligation of Seller in this Agreement; and

                          (iv)    all matters described in Exhibit 11.2.

                 (b) With respect to Breach of any representation or warranty in Section 3.19, such Damages shall include without limitation Damages costs of cleanup, containment, or other remediation, any bodily injury (including illness, disability, and death, and regardless of when any such bodily injury occurred, was incurred, or manifested itself), personal injury, property damage (including trespass, nuisance, wrongful eviction, and deprivation of the use of real property), or other damage of or to any Person, including any employee or former employee of Seller or the Partnership or any Acquired Company or any other Person for whose conduct they are or may be held responsible. As to any Facility owned or operated by Buyer at the time the Breach is discovered, Buyer will be entitled to control any such Cleanup and any related Proceeding. The procedure described in Section 11.9 will apply to any other claim relating to a matter covered by this Section 11.2(b). Notwithstanding the foregoing, if a Cleanup of a Facility then owned or operated by Buyer has not been required or requested by a Governmental Body, then Buyer's Damages for the cost of such Cleanup under this
                 Section 11.2(b) shall be limited to those costs incurred by Buyer in its reasonable business judgment.

                 (c) The remedies provided in this Section 11.2 will not be exclusive of or limit any other remedies that may be available to Buyer or the other Indemnified Persons, except that Buyer waives its right to seek rescission of this Agreement.

         11.3 Indemnification and Payment of Damages by Seller -- Certain Environmental Matters

                 In addition to the provisions of Section 11.2 and subject to the provisions of Section 11.6 hereof, Seller will indemnify and hold harmless Buyer, the Partnership and the Acquired Companies, and the other Indemnified Persons for and will pay to Buyer, the Partnership and the Acquired Companies, and the other Indemnified Persons the amount of any Damages (including the Damages described in Section 11.2(b)), arising directly or indirectly from or in connection with any Environmental, Health and Safety Liabilities arising out of or relating to the ownership, operation or condition at any time of any real property, improvements, fixtures or equipment thereon that is or was owned or operated (including operations as general contractor or project manager by Westbrooke Communities, Inc.) by the Partnership or any Acquired Company, other than the residential real estate projects commonly known as Winston Trails, Oakridge, West Lake Village, Keystone Lake.

         11.4    Indemnification and Payment of Damages by Buyer

                 (a) Buyer will indemnify and hold harmless Seller, and each Key Employee and their respective Representatives and will pay to such Party the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer to the indemnified party in this Agreement or in any certificate, document, instrument or agreement delivered by Buyer pursuant to this Agreement, (b) any Breach of any representation or warranty made by Buyer in this Agreement as if such representation or warranty were made on and as of the Closing Date other than any such Breach that is expressly identified in the Buyer's Certificate as having caused the condition specified in Section 8.1 not to be satisfied; or (c) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement or in any certificate, document, instrument or agreement delivered by Buyer pursuant to this Agreement, or
                 (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Buyer (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                 (b) Newmark will indemnify and hold harmless Seller, and each Key Employee and their respective Representatives and will pay to such Party the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Newmark to the indemnified party in this Agreement or in any certificate, document, instrument or agreement delivered by Newmark pursuant to this Agreement, (b) any Breach of any representation or warranty made by Newmark in this Agreement as if such representation or warranty were made on and as of the Closing Date other than any such Breach that is expressly identified in the Buyer's Certificate as having caused the condition specified in Section 8.1 not to be satisfied; or (c) any Breach by Newmark of any covenant or obligation of Newmark in this Agreement or in any certificate, document, instrument or agreement delivered by Newmark pursuant to this Agreement, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Newmark (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                 (c) Pacific USA will indemnify and hold harmless Seller, and each Key Employee and their respective Representatives and will pay to such Party the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Pacific USA to the indemnified party in this Agreement or in any certificate, document, instrument or agreement delivered by Pacific USA pursuant to this Agreement, (b) any Breach of any representation or warranty made by Pacific USA in this Agreement as if such representation or warranty were made on and as of the Closing Date other than any such Breach that is expressly identified in the Buyer's Certificate as having caused the condition specified in Section 8.1 not to be satisfied; or (c) any Breach by Pacific USA of any covenant or obligation of Pacific USA in this Agreement or in any certificate, document, instrument or agreement delivered by Pacific USA pursuant to this Agreement, or (d) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Pacific USA (or any Person acting on its behalf) in connection with any of the Contemplated Transactions.

                 (d) Seller, the Acquired Companies and the Partnership (the "Seller and Entities") have not participated in the preparation of any portion of, nor reviewed, nor have any responsibility to any of Buyer, Newmark, Pacific USA or any other Person with respect to, any registration statement or other filing with the federal Securities and Exchange Commission or any state securities law authority by Pacific USA, Newmark, Buyer or any affiliate of any of them

                 (each, a "Securities Filing"). The Pacific Entities shall indemnify and hold harmless the Seller and Entities and their respective Representatives, stockholders, controlling persons, affiliates, directors, officers and employees from and against the amount of any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys'
                 fees) or diminution of value, whether or not involving a third party claim, arising or resulting from or in connection with any Securities Filing, except to the extent that such liabilities result from information regarding the Seller and Entities supplied by them and upon which Buyer is entitled to rely pursuant to the provisions of this Agreement.

         11.5    Time Limitations

                 If the Closing occurs, Seller will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, other than those in Sections 3.3 and 3.11, unless on or before two (2) years following the Closing Date (time being of the essence) Buyer notifies Seller of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; provided that the time within which Buyer must notify Seller shall be four (4) years following the Closing Date with respect to any claim of Buyer in any manner related to that certain Proceeding styled Allstate Insurance Company v. Westbrook [sic] Communities, Inc. and Red Dot Builders, Inc., Case No. 96-17092 in the Circuit Court of the 11th Judicial Circuit in and for Dade County, Florida, or to any representation, warranty, or covenant or obligation of Seller to be performed and complied with prior to the Closing Date in Section 3.19 solely with respect to the project known as Keystone Lake. A claim with respect to Section 3.3 or 3.11 or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with on or prior to the Closing Date, may be made at any time prior to expiration of the applicable statute of limitations. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with on or prior to the Closing Date, unless on or before two (2) years following the Closing Date Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller.

         11.6    Limitations on Amount -- Seller

                 Seller will have no liability (for indemnification or otherwise) with respect to the matters described in Sections
                 11.2 or 11.3 until the total of all Damages with respect to such matters exceeds $600,000, and then only for the amount by which such Damages exceed $600,000. However, this Section 11.6 will not apply to any Breach of any of Seller's representations and warranties in Section 3.11. Notwithstanding any provision of this Agreement qualifying Seller's obligations under any representation, warranty or covenant (whether in the text hereof or by reference to matters set forth in the Disclosure Letter containing such qualifications) by materiality, all Damages incurred by any Indemnified Person shall be applied to the deductible amounts set forth above, as if no such qualification were imposed on such representation, warranty or covenant.

         11.7    Intentionally omitted.

         11.8    Right of Set-Off

                 (a) Upon written notice to Seller specifying in reasonable detail the basis for such set-off, subject to the provisions of Section 11.8(b), Buyer may set off any amount to which it may be entitled under this Section 11, first, against amounts otherwise payable under the Non-Negotiable Promissory Note, second, (to the extent of the excess of such set off amount over the amounts otherwise payable under the Non-Negotiable Promissory Note) against amounts otherwise payable under the Seller Employment Agreement and, third, (to the extent of the excess of such set off amount over the amounts otherwise payable under the Non-Negotiable Promissory Note and the Seller Employment Agreement) against amounts otherwise payable on account of Additional Consideration. The exercise of such right of set-off by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder, under the Seller Employment Agreement, the Non-Negotiable Promissory Note, the Pacific USA Guaranty, the Pledge Agreement or any other instrument securing the Non-Negotiable Promissory Note. Neither the exercise of nor the failure to exercise such right of set-off will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

                 (b)      Notwithstanding the foregoing:

                          (i) Buyer shall have no right of setoff if Newmark has failed to deliver the Substitute LOC in the time and manner required by
                                  Section 2.8, unless an award for the claim for which such setoff is asserted has been made by the Arbitrator in accordance with the Arbitration Covenant.

                          (ii) Except as provided in (i) above, Buyer's right of setoff against amounts otherwise payable under the Seller Employment Agreement or on account of Additional Consideration, or under the Non-Negotiable Promissory Note prior to delivery of the Substitute LOC, are subject to the requirement that Buyer shall, within ten (10) business days after Seller's written demand therefor, deposit into an interest bearing account with an independent custodian to which Seller consents (such consent not to be unreasonably withheld) immediately available funds in the amount of the set off, to the extent of the payment then due.

                 (c) Interest shall continue to accrue under the Non-Negotiable Promissory Note as to any set off determined to be unjustified. All interest accruing to the account described in (ii) above shall be paid to the Party that is entitled to receive the principal in respect of which such interest accrues.

         11.9    Procedure for Indemnification -- Third Party Claims

                 (a)      Promptly after receipt by an indemnified party under
                          Section 11.2, 11.4, or (to the extent provided in the last sentence of Section 11.3) Section 11.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnified party's failure to give such notice.

                 (b) If any Proceeding referred to in Section 11.9(a) is brought against an indemnified party and he, she or it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
                          (ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel reasonably satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such

                          Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 11 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent (which shall not be unreasonably withheld) unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief, if any, provided is monetary damages that are paid in full by the indemnifying party. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten (10) days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                 (c) Notwithstanding the foregoing, if an indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary Damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

         11.10   Procedure for Indemnification -- Other Claims

                 A claim for indemnification for any matter not involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

         11.11   Consideration

                 Seller acknowledges and agrees that all indemnities made by the Seller in favor of Buyer contained herein are made in consideration of the specific sum of ONE

                 THOUSAND DOLLARS ($1,000.00) and other good and valuable consideration, all of which is included in the Purchase Price, the sufficiency of which Seller hereby acknowledges.

                 Buyer acknowledges and agrees that all indemnities made by Buyer in favor of Seller and contained herein are made in consideration of good and valuable consideration, the sufficiency of which Buyer hereby acknowledges.

12.      GENERAL PROVISIONS

         12.1    Expenses

                 Except as otherwise expressly provided in this Agreement, each Party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the Contemplated Transactions, including all reasonable fees and expenses of agents and Representatives. Seller will cause the Partnership and the Acquired Companies not to incur any out-of- pocket legal fees or expenses in connection with this Agreement or the Contemplated Transactions, except as provided in Section 2.2(b)(3)(iii). In the event of termination of this Agreement, the obligation of each Party to pay its own expenses will be subject to any rights of such party arising from a Breach by another party. Should Buyer, Seller or any other party hereto employ an attorney or attorneys to enforce any of the provisions hereof, the party prevailing shall be entitled to payment by the non-prevailing party(ies) of all reasonable costs, charges and expenses, expended or incurred by the prevailing party, including reasonable attorneys' fees in negotiations, arbitration and through all levels of arbitration, trial or appellate (subject to the provisions of the Arbitration Covenant) Proceedings, whether suit be brought or not.

         12.2    Public Announcements

                 Any public announcement or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Unless consented to by Buyer in advance or required by Legal Requirements, prior to the Closing Seller shall, and shall cause the Partnership and the Acquired Companies to, keep this Agreement strictly confidential and may not make any disclosure of this Agreement to any Person, except to the extent of information that has become public otherwise than by disclosure by Seller in contravention of any duty of confidentiality to Buyer. Seller and Buyer will consult with each other concerning the means by which the Partnership and the Acquired Companies' employees, customers, and suppliers and others having dealings with the Partnership and the Acquired Companies will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

         12.3    Confidentiality

                 Between the date of this Agreement and the Closing Date, Buyer and Seller will maintain in confidence, and will cause the directors, officers, employees, agents, and advisors of Buyer and the Partnership and the Acquired Companies and their respective Related Persons to maintain in confidence, and not use to the detriment of another party or an Acquired Company any written information stamped "confidential" when originally furnished by another party or an Acquired Company in connection with this Agreement or the Contemplated Transactions, unless (a) such information is already known to such party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such party, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Contemplated Transactions, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.

                 If this Agreement is terminated or the Contemplated Transactions are not consummated, each party will return or destroy as much of such written information as the other party may reasonably request.

         12.4    Notices; Wire Transfers

                 (a) All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service or the U.S. Postal Service express mail (receipt tracked or otherwise acknowledged), in each case to the respective addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as the respective party may designate by notice to the other parties):

                 Seller:          James M. Carr
                                  94 South Hibiscus Drive
                                  Miami Beach, Florida 33139
                                  Facsimile No.: (305) 531-3699

                 Copy to:         Michael Kosnitzky, Esq.
                                  Zack Kosnitzky, P.A.
                                  One International Place
                                  100 SE 2nd Street
                                  Suite 2800
                                  Miami, Florida 33131
                                  Facsimile No.: (305) 539-1307

                 If to Leonard R. Chernys:         641 Sabal Palm Road
                                                   Miami, Florida 33137
                                                   Facsimile No.: (305) 576-3235

                 If to Harold L. Eisenacher:       13120 S.W. 66 Avenue
                                                   Miami, Florida  33156
                                                   Facsimile No.: (305) 595-2676

                 If to Diana Ibarria:              5765 S.W. 146th Court
                                                   Miami, Florida 33183
                                                   Facsimile No.: (305) 385-4983

                 Copy to:         David M. Glassberg, Esq.
                                  Glassberg & Glassberg, P.a.
                                  1450 Madruga Avenue, Suite 302
                                  Miami, Florida 33146
                                  Facsimile No.: (305) 669-0804

                 Buyer:           c/o Mike McCraw
                                  Pacific USA Holdings Corp.
                                  5999 Summerside Drive, Suite 112
                                  Dallas, Texas 75252
                                  Facsimile No.: (972) 732-0167

                 Copy to:         Cathryn L. Porter, Esq.
                                  Pacific USA Holdings Corp.
                                  3200 Southwest Freeway
                                  Suite 1220
                                  Houston, Texas 77027
                                  Facsimile No.: (713) 871-0155

                 and              Erica L. English, Esq.
                                  Katz, Barron, Squitero, Faust & Berman, P.A.
                                  2699 South Bayshore Drive, 7th Floor
                                  Miami, Florida 33131
                                  Facsimile No.: (305) 285-9227

         (b) All bank wire transfers of funds due Seller or the Key Employees hereunder shall be deemed received (provided that the same is actually received on the next business day) when sent in accordance with the following federal bank wire instructions (or in accordance with such other federal bank wire instructions as Seller or a Key Employee respectively may designate by notice to Buyer in accordance with this Section 12.4;

                 If to Seller:               (to be designated)


                 If to Leonard R. Chernys:   (to be designated)


                 If to Harold L. Eisenacher: (to be designated)


                 If to Diana Ibarria:        (to be designated)




         12.5    Intentionally Omitted

         12.6    Further Assurances

                 The parties agree (a) to furnish upon request to each other such further information, (b) to execute and deliver to each other such other documents, and (c) to do such other acts and things, all as any other party hereto may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement.

         12.7    Waiver

                 The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver or renunciation of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party purportedly waiving or renouncing that claim or right; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver or renunciation of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

         12.8    Entire Agreement and Modification

                 This Agreement supersedes all prior agreements between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated November 25,
                 1997) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to the subject matter thereof. This Agreement may not be amended except by a written agreement executed by the party to be charged with the amendment.

         12.9    Disclosure Letter

                 (a) The disclosures in the Disclosure Letter, and those in any supplement thereto, must relate only to the representations and warranties in the Section of the Agreement to which they expressly relate and not to any other representation or warranty in this Agreement; except that the disclosures in the Master Disclosure List of the Disclosure Letter shall be deemed to relate to any and all representations and warranties in this Agreement, the Disclosure Letter and any supplement.

                 (b) In the event of any inconsistency between the statements in the body of this Agreement and those in the Disclosure Letter or in any supplement thereto (other than an exception expressly set forth as such in the Disclosure Letter or in any supplement thereto with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

         12.10   Assignments, Successors, and No Third-Party Rights

                 No party may assign any of its rights or obligations under this Agreement without the prior consent of the other parties, and any assignment in contravention hereof shall be void and ineffective, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement, and the assigns permitted pursuant to the provisions of the first sentence of Section 12.10, any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement, their successors and such assigns.

         12.11   Severability

                 If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.12   Section Headings; Construction

                 The headings of Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

         12.13   Time of Essence

                 With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

         12.14   Governing Law

                 This Agreement will be governed by the laws of the State of Florida without regard to conflicts of laws principles.

         12.15   Counterparts

                 This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

         12.16   Change and Assignment of Certain Names

                 Immediately following the Closing, Seller will not thereafter use or permit any of their affiliates to use the names "Westbrooke", "Westbrooke Communities", "Westbrooke Company", Westbrooke Homebuilders", or any variant or derivative thereof that includes the term "Westbrooke". In connection with enabling Buyer, at or after the Closing, to use such names, Seller, at or after the Closing, shall execute and deliver to Buyer all Consents related to the use of such names as may be reasonably requested by Buyer.

         12.17   Arbitration.

                 The parties hereto mutually consent to the resolution by arbitration of all claims or controversies ("claims") whether or not arising out of this Agreement. This agreement to arbitrate shall be called the "Arbitration Covenant".

                          (a) Claims Covered by this Arbitration Covenant. The claims covered by this Arbitration Covenant include, but are not limited to, claims for breach of any contract or covenant (express or implied); tort claims; and claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance.

                          (b) Required Notice of All Claims, Statutes of Limitations, and Procedural Prerequisites. The aggrieved party must give written notice of any claim to other party(ies) within the limitations periods normally applicable to the laws or common law that are the basis for any claim against the other party(ies); provided that the foregoing shall not in any way extend the period of time during which Buyer must notify Seller of a claim pursuant to the provisions of Section 11.5 hereof. All statutes of limitation and procedural prerequisites to suit that apply to court litigation, apply to arbitration under this Arbitration Covenant. Written notice to the other party(ies) shall be sent in accordance with the provisions of Section 12.4. The written notice by any party shall identify and describe the nature of all claims asserted and the facts upon which such claims are based.

                          (c) Representation. Any party may be represented by an attorney or other representative selected by the party.

                          (d) Discovery. Each party shall have the right to take the deposition of witnesses designated by another party. Each party also shall have the right to make requests for production of documents to any party. The subpoena right specified below shall be applicable to discovery pursuant to this section. Additional discovery may be had only where the Arbitrator selected pursuant to this Arbitration Covenant so orders, upon a showing of substantial need.

                          (e) Designation of Witnesses. At least 30 days before the arbitration, the parties must exchange lists of witnesses, including any experts, and copies of all exhibits intended to be used at the arbitration.

                          (f) Subpoenas. Each party shall have the right to subpoena witnesses and documents for the arbitration.

                          (g) Arbitration Procedures. Except as provided in this Arbitration Covenant, any arbitration shall be in accordance with the then current arbitration rules of the American Arbitration Association ("AAA") before an arbitrator who is licensed to practice law in the State of Florida (the "Arbitrator"). The arbitration shall take place in Miami, Florida.

                          The Arbitrator shall be selected as follows.  The AAA
                 shall give each party a list of five (5) arbitrators drawn from its panel of arbitrators. Each party may strike all names on the list it deems unacceptable. If only one common name remains on the lists of all parties, that individual shall be designated as the Arbitrator. If more than one common name remains on the lists of all parties, the parties shall strike names alternately until only one remains. The party who did not initiate the claim shall strike first. If no common name remains on the lists of all parties, the AAA shall furnish an additional list or lists until an Arbitrator is selected.

                          The Arbitrator shall apply the substantive law (and
                 the law of remedies, if applicable) applicable to the claim(s) asserted. The Federal Rules of Evidence shall apply. The Arbitrator, and not any federal, state, or local court or agency, shall have exclusive authority to resolve any dispute relating to the interpretation, applicability, enforceability or formation of this Arbitration Covenant, including but not limited to any claim that all or any party of this Arbitration Covenant is void or voidable. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THE AAA RULES FOR THE RESOLUTION OF DISPUTES, ANY AWARD BY THE ARBITRATOR SHALL BE LIMITED TO ACTUAL DAMAGES, AND THE ARBITRATOR SHALL HAVE NO AUTHORITY TO AWARD ANY OTHER DAMAGES, INCLUDING BUT NOT LIMITED TO PUNITIVE, ADDITIONAL OR EXEMPLARY

                 DAMAGES. The arbitration shall be final and binding upon the parties, except as provided in this Arbitration Covenant.

                          The Arbitrator shall have jurisdiction to hear and
                 rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to entertain a motion to dismiss and/or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure.

                          Any party, at its expense, may arrange for and pay
                 the cost of a court reporter to provide a stenographic record of proceedings.

                          Any party, upon request at the close of hearing,
                 shall be given leave to file a post-hearing brief. The time for filing such a brief shall be set by the Arbitrator.

                          Any party may bring an action in any court of
                 competent jurisdiction (as provided by Sub- Section (9) hereof) to compel arbitration under this Arbitration Covenant and to enforce an arbitration award. Except as otherwise provided in this Arbitration Covenant, no party(ies) shall initiate or prosecute any lawsuit or administrative action (other than an administrative charge of discrimination) in any way related to any claims covered by this Arbitration Covenant.

                          (h) Arbitration Fees and Costs. The parties in the dispute shall equally share the fees and costs of the Arbitrator. Each such party will deposit funds or post other appropriate security for its share of the Arbitrator's fee, in an amount and manner determined by the Arbitrator, ten (10) days before the first day of hearing. Each party shall pay for its own costs and attorneys' fees and expenses, if any. However, the prevailing party shall be awarded its attorneys' fees and expenses by the Arbitrator.

                          (i) Judicial Review. Any party may bring an action in any court of competent jurisdiction to compel arbitration under this Arbitration Covenant and to enforce an arbitration award. A party opposing enforcement of any award may not do so in an enforcement proceeding, but must bring a separate action in any court of competent jurisdiction to set aside the award, where the standard of review will be the same as that applied by an appellate court reviewing a decision of a trial court.

                          (j) Requirements for Modification or Revocation. This Arbitration Covenant shall survive Closing. It can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this Arbitration Covenant.

                          (k) Sole and Entire Agreement. This Arbitration Covenant is the complete agreement of the parties on the subject of arbitration of disputes (except for any arbitration agreement in connection with any pension or benefit plan). This Arbitration Covenant supersedes any prior or contemporaneous oral or written understanding on the subject. No party is relying on any representations, oral or written, on the subject of the effect, enforceability or meaning of this Arbitration Covenant, except as specifically set forth in this Arbitration Covenant.

                          (l) Consideration. The promises by each of the parties to arbitrate differences, rather than litigate them before courts or other bodies, provide consideration for each other.

                          (m) Jurisdiction; Venue. In the event the Arbitration Covenant is found unenforceable or inapplicable to any claim, whether sounding in contract, tort, or otherwise arising out of, connected with, related to, or in connection with this Agreement, any Proceeding alleging such claim shall be brought exclusively in the courts of the State of Florida, County of Dade, or, if it has or can acquire jurisdiction, in the United States District Court for the Southern District of Florida, and the parties to this Agreement consent to the jurisdiction of such courts (and the appropriate appellate courts) in any such Proceeding and waive any objection to venue laid therein.

         12.18   Survival

                 Subject to the provisions of Section 11.5, all of the terms, provisions and conditions of this Agreement shall survive Closing.

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.

SELLER:

/s/ JAMES M. CARR
------------------------------
JAMES M. CARR

WESTBROOKE COMMUNITIES, INC.,
a Florida corporation



By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------



WESTBROOKE AT WEST LAKE, INC.
a Florida corporation



By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------



WESTBROOKE AT WINSTON TRAILS, INC.
a Florida corporation



By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------



WESTBROOKE AT PEMBROKE PINES, INC.
a Florida corporation



By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------

WESTBROOKE AT OAK RIDGE, INC.
a Florida corporation


By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------



/s/ HAROLD L. EISENACHER
------------------------------
HAROLD L. EISENACHER


/s/ LEONARD R. CHERNYS
------------------------------
LEONARD R. CHERNYS

/s/ DIANA IBARRIA
------------------------------
DIANA IBARRIA



THE WESTBROOKE PARTNERSHIP,
a Florida partnership
By:  Westbrooke Communities, Inc.,
     a Florida corporation, as Managing
     General Partner



By:  /s/ JAMES CARR
    -------------------------
Its: President
    -------------------------


BUYER:

WESTBROOKE ACQUISITION CORP.,
a Florida corporation


By:  /s/ MICHAEL K. MCCRAW
    -------------------------
Its: President
    -------------------------

PACIFIC USA HOLDINGS CORP.,
a Texas corporation



By:  /s/ MICHAEL K. MCCRAW
    -------------------------
Its: Chief Financial Officer
    -------------------------



NEWMARK HOMES CORP.,
a Nevada corporation



By:  /s/ MICHAEL K. MCCRAW
    -------------------------
Its: Chairman
    -------------------------